UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

MOHAWK INDUSTRIES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

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☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

To the Stockholders of Mohawk Industries, Inc.:

You are cordially invited to attend the annual meeting of stockholders to be held on Thursday, May 19, 2022, at 10:00 a.m. local time, at the Company’s offices at 160 South Industrial Boulevard, Calhoun, Georgia 30701.

The business of the meeting will be (i) to elect a class of directors to serve a three-year term beginning in 2022, (ii) to vote upon a non-binding resolution to ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm, and (iii) to vote upon a non-binding, advisory resolution to approve executive compensation. There will not otherwise be a business review at the meeting.

We are pleased to take advantage of the Securities and Exchange Commission rules that allow the Company to furnish proxy materials to stockholders on the internet. These rules allow us to provide our stockholders with the information they need, while reducing the environmental impact of our Annual Meeting and lowering costs. Unless you previously requested a paper copy of our proxy materials, you will receive a Notice of Internet Availability of Proxy Materials, which tells you how to access the materials on the internet. If you have requested paper copies and no longer wish to receive them, contact our registrar and transfer agent, American Stock Transfer & Trust Company (“AST”), to request that only the Notice of Internet Availability of Proxy Materials be mailed in the future. Contact AST by phone at 800-937-5449 or by mail at 6201 15th Avenue, Brooklyn, NY 11219.

Whether or not you plan to attend the annual meeting, please vote by internet at your earliest convenience or complete and return your proxy card if you requested a paper copy of our materials. You may choose to attend the meeting and personally cast your votes even if you fill out and return a proxy card.

Sincerely yours,

JEFFREY S. LORBERBAUM

Chairman and Chief Executive Officer

Calhoun, Georgia

April 1, 2022

MOHAWK INDUSTRIES, INC.

160 South Industrial Boulevard

Calhoun, Georgia 30701

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 19, 2022

The annual meeting of stockholders of Mohawk Industries, Inc. (the “Company”) will be held on Thursday, May 19, 2022, at 10:00 a.m. local time, at the Company’s offices at 160 South Industrial Boulevard, Calhoun, Georgia 30701.

The meeting is called for the following purposes:

1. To elect three persons who will serve as the Company’s Class III directors for a three-year term beginning in 2022;

2. To ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2022;

3. To hold a non-binding, advisory vote to approve the compensation of the Company’s named executive officers, as disclosed and discussed in the compensation discussion and analysis, compensation tables and any related material disclosed in this proxy statement; and

4. To consider and act upon such other business as may properly come before the meeting or any adjournments or postponements thereof.

The Board of Directors has set March 24, 2022 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting.

Important Notice of Internet Availability of Proxy Materials for the Stockholders’ Meeting to be held on May 19, 2022:

The Proxy Statement and the 2021 Annual Report to Stockholders are available at the Company’s website—ir.mohawkind.com/proxy-materials.

PLEASE USE INTERNET VOTING OR COMPLETE AND RETURN A PROXY CARD SO THAT YOUR SHARES WILL BE REPRESENTED. IF YOU CHOOSE TO ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND PERSONALLY CAST YOUR VOTES.

By Order of the Board of Directors,

R. DAVID PATTON

Vice President-Business Strategy,

General Counsel and Secretary

Calhoun, Georgia

April 1, 2022

MOHAWK INDUSTRIES, INC.

160 South Industrial Boulevard

Calhoun, Georgia 30701

PROXY STATEMENT

This Proxy Statement is furnished by and on behalf of the Board of Directors of Mohawk Industries, Inc. (“Mohawk” or the “Company”) in connection with the solicitation of proxies for use at the annual meeting of stockholders of the Company to be held on Thursday, May 19, 2022, and at any and all adjournments or postponements thereof (the “Annual Meeting”).

We have elected to provide access to our proxy materials on the internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders of record (“Stockholders”) and beneficial owners. All Stockholders and beneficial owners may access the proxy materials at the Company’s website—ir.mohawkind.com/proxy-materials. If you would like to receive a paper copy of our proxy materials, please follow the instructions included in the Notice.

The Notice will be made available to Stockholders on or about April 1, 2022. You must be a Stockholder as of March 24, 2022 (the “Record Date”) to be entitled to vote at the Annual Meeting.

Stockholders may vote by internet or written proxy. Proxies will be voted as specified by the Stockholders. Unless contrary instructions are specified, if a proxy card is executed and returned (and not revoked) before the Annual Meeting, the shares of the common stock of the Company (the “Common Stock”) represented thereby will be voted FOR election of the nominees listed in this Proxy Statement as directors of the Company, FOR ratification of KPMG LLP as the Company’s independent registered public accounting firm, and FOR the proposal regarding the advisory vote on the approval of the Company’s executive compensation. A Stockholder’s submission of a signed proxy will not affect the right to attend and to later vote in person at the Annual Meeting. Stockholders who execute a proxy may revoke the proxy at any time before it is voted by (i) filing a written revocation with the Secretary of the Company, (ii) executing a proxy bearing a later date or (iii) attending and voting in person at the Annual Meeting.

The presence of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting, either in person or by proxy, will constitute a quorum. Shares of Common Stock represented by proxies at the meeting, including broker non-votes and abstentions will be counted as shares present for purposes of establishing a quorum. A broker non-vote occurs when a broker or nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the broker or nominee does not have discretionary voting power and has not received instructions from the beneficial owner. Once a quorum is established, (i) the election of directors will require the affirmative vote of a majority of the votes cast on the respective nominees at the Annual Meeting and (ii) the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2022 and the approval of the advisory vote on executive compensation will each require the affirmative vote of a majority of the votes cast on such matters. A majority of votes cast means that the number of votes cast “for” a director’s election or a matter exceeds the number of votes cast “against” that director’s election or such proposal.

Shares represented by proxies that are marked “ABSTAIN” and broker non-votes will not be counted and will have no effect on the outcome of any of the proposals.

Stockholders are entitled to one vote for each share of Common Stock held. March 24, 2022, has been set as the Record Date for determination of Stockholders entitled to notice of and to vote at the Annual Meeting, and, accordingly, only holders of Common Stock of record at the close of business on that day are entitled to notice of and to vote at the Annual Meeting. On the Record Date, there were 63,539,428 shares of Common Stock issued and outstanding held by approximately 213 Stockholders.

THE BOARD OF DIRECTORS URGES YOU TO VOTE YOUR SHARES. YOU MAY HOLD SHARES OF COMMON STOCK OF RECORD, THROUGH A BANK OR BROKER OR THROUGH A COMPANY RETIREMENT PLAN. VOTING INSTRUCTIONS FOR EACH GROUP OF STOCKHOLDERS ARE SET FORTH BELOW.

Voting Instructions

By Internet. Stockholders of record may vote by internet on the website identified on the Notice. Where requested, enter the 12 digit control number located on your Notice and follow the simple instructions for voting. For Stockholders that requested written proxy materials, control numbers and instructions for voting on the internet will be printed on the proxy card that will be included in the written materials. Internet voting is available 24 hours a day, 7 days a week until 11:59 p.m. New York time on May 18, 2022.

By Written Proxy. Stockholders of record may vote by written proxy card. Stockholders that do not want to vote by internet may request a written proxy card by following the instructions on the Notice. Mark your selections on the proxy card, date and sign your name exactly as it appears on your proxy card, and mail the proxy card as directed.

Voting Shares held by a Bank or Broker. If your shares are held in the name of a bank, broker or other record holder, you may request a written proxy card or a vote instruction form from your bank, broker or other nominee. You may also vote by the method made available by your bank, broker or other nominee, in which case the bank, broker or other nominee will provide instructions.

Voting Shares held in Retirement Plans. If your shares are held through the Mohawk Industries Retirement Plan 1 and/or the Mohawk Industries Retirement Plan 2, you have the right to vote the shares credited to your individual account(s) under the plans. Participants that hold shares in one of the plans may provide direction to our transfer agent, American Stock Transfer and Trust Company (“AST”), by the method made available by AST. Unless otherwise required by law, AST will follow participant vote instructions received by 11:59 p.m. New York time on May 16, 2022. If voting instructions have not been received by that time and date, the shares credited to your account(s) will not be voted.

The voting procedures are designed to authenticate identities, to allow Stockholders, beneficial owners and plan participants to vote their shares, and to confirm that instructions have been recorded properly.

PROPOSAL 1 — ELECTION OF DIRECTORS

The Company’s Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), provides that the Board of Directors of the Company shall consist of three classes of directors serving staggered terms of office. Upon the expiration of the term of office for a class of directors, the nominees for that class will be elected for a term of three years to serve until the election and qualification of their successors.

The Company’s Certificate of Incorporation requires the Company to have at least two and no more than eleven directors, with the Board of Directors to determine the exact number. The Board of Directors has set the size of the Board at eight directors. The Board of Directors has nominated Joseph A. Onorato, William H. Runge III and W. Christopher Wellborn as Class III directors at the Annual Meeting. The Class I and Class II directors have one year and two years, respectively, remaining on their terms of office and will not be voted upon at the Annual Meeting.

It is the intention of the persons named as proxies to vote the proxies for the election of each of Messrs. Onorato, Runge and Wellborn as a Class III director of the Company, unless the Stockholders direct otherwise in their proxies. Each of Messrs. Onorato, Runge and Wellborn has consented to serve as a director of the Company if elected. In the unanticipated event that any of Messrs. Onorato, Runge and Wellborn refuses or is unable to serve as a director, the persons named as proxies reserve full discretion to vote for such other person or persons as may be nominated. The Board of Directors has no reason to believe that any of Messrs. Onorato, Runge and Wellborn will be unable or will decline to serve as a director.

The affirmative vote of a majority of the votes cast in the election at the Annual Meeting at which a quorum is present is required for the election of the nominees.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE FOR THE ELECTION OF THE NOMINEES LISTED BELOW

Director, Director Nominee and Executive Officer Information

Based on information supplied by them, set forth below is certain information concerning the nominees for election as Class III directors and the directors in Classes I and II whose terms of office will continue after the Annual Meeting, including the name and age of each, current principal occupation (during the last five years unless otherwise indicated), the name and principal business of the organization in which such occupation is carried on, the year each was elected to the Board of Directors of the Company, all positions and offices held during 2021 with the Company, and directorships, including any other directorships held during the past five years, in other publicly-held companies.

Nominees for Director

Class III Directors (If Elected, Terms Expire 2025)

Joseph A. Onorato — Mr. Onorato (age 73) has been a director of the Company since February 2008. From July 1998 until his retirement in September 2000, Mr. Onorato served as Senior Vice President and Chief Financial Officer for the Automotive Aftermarket Group of Dana Corporation, a global leader in the engineering, manufacturing and distribution of components and systems for worldwide vehicular and industrial manufacturers. In July 1998, Dana Corporation merged with Echlin, Inc. (“Echlin”), a worldwide manufacturer of motor vehicle parts. At the time of the merger, Mr. Onorato was Senior Vice President and Chief Financial Officer for Echlin. He is a certified public accountant and previously worked with PricewaterhouseCoopers. Mr. Onorato also served on the board of directors for Affinia Group Intermediate Holdings, Inc., where he was chairman of the Audit Committee, and BPI Holdings International, Inc., both motor vehicle components manufacturers. In addition, Mr. Onorato serves as a member of the Dean’s Advisory Council at the Quinnipiac University School of Business.

William H. Runge III — Mr. Runge (age 70) has been a director of the Company since July 2014. Mr. Runge has been a Managing Director with Alvarez & Marsal since June 2002, a premier business advisory firm for companies seeking to transform operations, catapult growth and accelerate results. In that capacity, Mr. Runge has served in Chief Financial Officer, Chief Operating Officer, Chief Executive Officer and Controller roles in the manufacturing, distribution and service industries. Prior to his work with Alvarez & Marsal, Mr. Runge spent more than 10 years with the corporate restructuring group of Arthur Andersen in Atlanta, where he served as Partner-in-Charge for the Southeast Region.

W. Christopher Wellborn — Mr. Wellborn (age 66) has been a director of the Company since our acquisition of Dal-Tile International Inc. (“Dal-Tile”) in March 2002. He has served as the Company’s Chief Operating Officer since November 2005 and as its President and Chief Operating Officer since November 2009. Mr. Wellborn was Executive Vice President, Chief Financial Officer and Assistant Secretary of Dal-Tile from August 1997 through March 2002. From March 2002 to November 2005, he served as President — Dal-Tile. From June 1993 to August 1997, Mr. Wellborn was Senior Vice President and Chief Financial Officer of Lenox, Inc.

Continuing Directors

Class I Directors Continuing in Office (Terms Expire 2023)

Karen A. Smith Bogart — Dr. Smith Bogart (age 64) has been a director of the Company since May 2011. She is President of Smith Bogart Consulting, an advisement firm focused on business growth, turn-around and capability. She has led start-up firms in consumer products and printing services. Prior to 2007, she was a Senior Vice President of Eastman Kodak Company. She was Chairman and President of Greater Asia, responsible for Kodak’s businesses and operations across Asia, and she also managed many of Kodak’s largest global businesses in the consumer, professional and health sectors. She currently is a director for Michelman Inc., a privately held specialty chemicals company. She formerly was a director for Monolithic Power Systems, Inc., a public semiconductor company (NASDAQ), and Silver Maple Ventures, an on-line crowd-funding firm.

Jeffrey S. Lorberbaum — Mr. Lorberbaum (age 67) has been a director of the Company since our acquisition of Aladdin Mills Inc. (“Aladdin”) in March 1994. He has served as Chairman of the Board since May 2004 and as the Company’s Chief Executive Officer since January 2001. From January 1995 until January 2001, Mr. Lorberbaum served as President and Chief Operating Officer of the Company. Mr. Lorberbaum joined Aladdin in 1976 and served as Vice President — Operations from 1986 until February 1994 when he became President and Chief Executive Officer.

Class II Directors Continuing in Office (Terms Expire 2024)

Bruce C. Bruckmann — Mr. Bruckmann (age 68) has been a director of the Company since October 1992. Mr. Bruckmann has been a Managing Director of Bruckmann, Rosser, Sherrill & Co., Inc., a private equity investment firm, since January 1995. From March 1994 to January 1995, Mr. Bruckmann served as Managing Director of Citicorp Venture Capital, Ltd. (“CVC, Ltd.”) and as an executive officer of 399 Venture Partners, Inc. (formerly Citicorp Investments, Inc.). From 1983 until March 1994, Mr. Bruckmann served as Vice President of CVC, Ltd. Mr. Bruckmann is also a director of H&E Equipment Services L.L.C., a renter and distributor of industrial and construction equipment, and Heritage — Crystal Clean Inc., a provider of parts cleaning services. Mr. Bruckmann is a former director and Chairman of the Board of Directors of MWI Veterinary Supply Co., a distributor of animal health products to veterinarians, and he is a former director of Town Sports International, Inc., a fitness club operator, AmerisourceBergen, a distributor of human health products, CORT Business Services, a renter of residential and commercial furniture and furnishings, Chromcraft Revington, a manufacturer of residential furniture, and California Pizza Kitchen, a casual restaurant chain. Mr. Bruckmann also serves as a director for Eos Fitness, a private company.

Jerry W. Burris — Mr. Burris (age 58) has been a director of the Company since February 2022. He is the President and Chief Executive Officer of Midwest Can Company, a manufacturer of portable fuel cans and specialty containers, a position he has held since 2018. Mr. Burris served as President and Chief Executive Officer of Associated Materials Group, Inc., a manufacturer of professionally installed exterior building products, from 2011 to 2014. Prior to 2011, he served as President, Precision Components of Barnes Group Inc., and was the President of Barnes Industrial, a global precision components business within Barnes Group. Prior to joining Barnes Group, Mr. Burris held a number of senior management positions at General Electric including President and Chief Executive Officer of Advanced Materials Quartz and Ceramics; General Manager of Global Services at GE Healthcare; head of global supply chain sourcing with GE Industrial Systems and Honeywell Integration. Mr. Burris has served as a director of Midwest Can Company since 2017 and as a director of nVent Electric plc since 2018. During the past five years, Mr. Burris also previously served as a director of Fifth Third Bancorp and Pentair plc.

John M. Engquist — Mr. Engquist (age 68) has been a director of the Company since February 2020. Mr. Engquist was appointed Executive Chairman of the Board of H&E Equipment Services, Inc., a public integrated equipment services company, on January 1, 2019. Previously, Mr. Engquist served as Chief Executive Officer and Director of H&E Inc. since its formation in September 2005. Mr. Engquist also served as President of H&E Inc. from September 2005 until November 2012. He had served as President, Chief Executive Officer and Director of H&E LLC from its formation in June 2002 until its merger with and into H&E Inc. in February 2006. He served in executive leadership roles with predecessor companies of H&E LLC prior to 2002. Mr. Engquist serves as a director on the boards of a number of private companies. He is a director and currently serves on several committees for the LSU Foundation Board of Directors. Mr. Engquist serves on the Board of Directors and as Chairman of the Finance Committee of Our Lady of the Lake Regional Medical Center, based in Baton Rouge, Louisiana. He also serves on the Leadership Council of St. Jude Children’s Research Hospital in Memphis, Tennessee.

Contractual Obligations with respect to the Election of Directors

In connection with the merger of Aladdin with a wholly-owned subsidiary of the Company in February 1994, the Company agreed to nominate up to two persons designated by the former stockholders of Aladdin for election or re-election, as the case may be, to the Board of Directors of the Company and to use its best efforts to cause such nominees to be elected to the Board of Directors. At such time as the former stockholders of Aladdin have disposed of 50% or more of the common stock issued to them in the merger, the Company will be required to nominate only one such person to the Board of Directors, and at such time as the former stockholders of Aladdin have disposed of 75% or more of the common stock issued to them in the merger, the Company will no longer be required to nominate any of such persons to the Board of Directors. Although they currently may designate two directors, Jeffrey S. Lorberbaum is currently the only such designee of the former stockholders of Aladdin.

Executive Officers

The executive officers of the Company serve at the discretion of the Board of Directors and are currently comprised of Messrs. Jeffrey S. Lorberbaum and W. Christopher Wellborn (who are identified above), James F. Brunk, Paul F. De Cock, R. David Patton, Clifford C. Suing and Bernard P. Thiers. Frank H. Boykin was also an executive officer of the Company until his retirement from the Company on April 1, 2021, and Steven H. Lee was also an executive officer of the Company until his resignation from the Company on March 11, 2022.

James F. Brunk — Mr. Brunk (age 56) was appointed as the Company’s Chief Financial Officer on April 1, 2021. Mr. Brunk had previously been Corporate Controller and Chief Accounting Officer of the Company since May 2009. Mr. Brunk joined the Company in October 2006 as Chief Financial Officer for the Company’s Home division. Before joining the Company, Mr. Brunk was Vice President, Finance-Transportation-Americas for Exide Technologies, a worldwide leader in production and recycling of lead acid batteries from January 2005 to October 2006.

Paul F. De Cock – Mr. De Cock (age 49) was promoted to President – Flooring North America in November 2018. Mr. De Cock joined Unilin in 1997 and has served in multiple roles in manufacturing, sales, marketing and general management. From 2006 to 2008, he served as President of Unilin North America, helping to integrate Unilin into the Company after its acquisition of Unilin in 2005. From 2008 until his 2018 promotion, he served as President – Unilin Flooring.

Clifford C. Suing — Mr. Suing (age 57) was appointed as the Company’s interim Chief Accounting Officer and Corporate Controller on March 11, 2022. Mr. Suing joined the Company in June 2009 as Chief Financial Officer of the Company’s Home division from that time until July 2013, when he was named the Chief Financial Officer of the Company’s Global Ceramic segment.

R. David Patton — Mr. Patton (age 51) was named Vice President—Business Strategy, General Counsel and Secretary of the Company in July 2013. From 2014-2017, he also served as the Company’s Chief Sustainability Officer. Before joining the Company, Mr. Patton was a partner of Alston & Bird LLP in its Corporate Transactions and Securities Practice Group, where he focused his practice on corporate transactions, securities regulation and corporate governance, developing an extensive background in mergers and acquisitions, securities, corporate and business transactions, finance and private equity.

Bernard P. Thiers — Mr. Thiers (age 66) was promoted to President — Unilin (which became a significant operating subsidiary in the Company’s Flooring Rest of World segment) in January 2009. Mr. Thiers joined Unilin in 1984 as a plant manager and has served in roles of increasing management significance since that time. From 1996 to 2006, he served as Managing Director of Unilin Flooring and, from 2006 until his 2009 promotion, he served as President — Unilin Flooring.

Meetings and Committees of the Board of Directors

General

During 2021, the Board of Directors held six meetings. All members of the Board of Directors attended over 75% of the total number of Board of Directors and Committee meetings that they were eligible to attend. All members of the Board of Directors at the time of the 2021 Annual Meeting of Stockholders were present at such meeting.

Independence

The Board of Directors has affirmatively determined, considering generally all relevant facts and circumstances regarding each non-management director, that none of Mr. Bruckmann, Mr. Burris, Mr. Engquist, Mr. Onorato, Mr. Runge or Dr. Bogart have a material relationship that would interfere with such director’s exercise of independent judgment in carrying out the responsibilities of a director, and therefore they are independent within the meaning of the standards for independence set forth in the Company’s corporate governance guidelines, which are consistent with applicable Securities and Exchange Commission (“SEC”) rules and New York Stock Exchange (“NYSE”) corporate governance standards. Definitions of independence for directors and committee members can be found in the Company’s Corporate Governance Guidelines, which can be found on the Company’s website at ir.mohawkind.com under the heading “Investors” and the subheading “Corporate Governance.”

Committees

The Company has a standing Audit Committee (the “Audit Committee”) of the Board of Directors established in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Audit Committee is comprised of four directors: Mr. Onorato (Chair), Mr. Bruckmann, Mr. Engquist and Mr. Runge. The Audit Committee met seven times during 2021. The Board of Directors has determined that

Mr. Onorato is qualified as an audit committee financial expert within the meaning of applicable SEC regulations and has all the requisite accounting and financial expertise within the meaning of the listing standards of the NYSE. The Audit Committee oversees management’s conduct of the financial reporting process, the system of internal, financial and administrative controls and the annual independent audit of the Company’s consolidated financial statements. In addition, the Audit Committee engages the independent registered public accounting firm, reviews the independence of such independent registered public accounting firm, approves the scope of the annual activities of the independent registered public accounting firm and internal auditors and reviews audit results. The Board of Directors has adopted a written charter for the Audit Committee, which is available on the Company’s website at ir.mohawkind.com under the heading “Investors” and the subheading “Corporate Governance.” See also “Audit Committee — Report of the Audit Committee of the Board of Directors of Mohawk Industries, Inc.”

The Company has a standing Compensation Committee (the “Compensation Committee”), which consists of Mr. Runge (Chair), Dr. Bogart and Mr. Onorato. The Compensation Committee met two times during 2021. The Compensation Committee is responsible for deciding, recommending and reviewing the compensation, including benefits, of the executive officers and directors of the Company, for reviewing risks associated with the Company’s compensation policies and practices and for administering the Company’s executive and senior management incentive compensation plans. The Compensation Committee may delegate any of its authority and responsibilities to a subcommittee of members of the Compensation Committee designated by the Chairman of the Compensation Committee. To the extent permitted by Delaware law, the Compensation Committee may delegate to one or more officers of the Company the power to designate the officers and employees of the company or any of its subsidiaries who will receive grants of equity incentive awards and the number of such awards. The Board of Directors has adopted a written charter for the Compensation Committee, which is available on the Company’s website at ir.mohawkind.com under the heading “Investors” and the subheading “Corporate Governance.” See also “Executive Compensation — Compensation Committee Report.” For more information regarding the Compensation Committee’s processes and procedures for the consideration and determination of executive compensation, see “Compensation Discussion and Analysis” below.

The Company has a standing Nominating and Corporate Governance Committee (the “Governance Committee”), which consists of Dr. Bogart (Chair), Mr. Bruckmann and Mr. Engquist. The Governance Committee met two times during 2021. The Governance Committee is responsible for assisting the Board of Directors in fulfilling its oversight responsibilities under the NYSE listing standards and Delaware law, identifying qualified candidates for nomination to the Board of Directors and developing and evaluating the Company’s corporate governance policies. The Governance Committee also considers nominees to the Board of Directors recommended by stockholders in accordance with the requirements of the Company’s Bylaws. Finally, the Governance Committee is responsible for overseeing the Company’s sustainability programs. As such, the Governance Committee assists the Board of Directors with formulating strategies to respond to public policy, legislative, regulatory, political and social issues and trends related to environmental, health and safety, and sustainability performance that may significantly affect the business operations, financial performance or public image of the Company. The Board of Directors has adopted a written charter for the Governance Committee and Corporate Governance Guidelines recommended by the Governance Committee, both of which are available on the Company’s website at ir.mohawkind.com under the heading “Investors” and the subheading “Corporate Governance.”

Executive Sessions with Non-Management Directors

The Company’s non-management directors meet without the Chief Executive Officer and other Company personnel as needed during a portion of each Board of Directors meeting. The chairs of the Company’s standing committees chair these executive sessions on a rotating basis.

2021 Director Compensation

The following table presents certain summary information concerning director compensation for our non-management directors paid by the Company during the year ended December 31, 2021.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)

Filip Balcaen (3)	80,000	90,022	170,019

Bruce C. Bruckmann	80,000	90,022	170,019

John M. Engquist	80,000	90,022	170,019

Joseph A. Onorato	95,000	90,022	185,019

William H. Runge III	90,000	90,022	180,019

Karen Bogart	90,000	90,022	180,019

(1) Includes payment of the annual retainer and retainers for committee chairs, as applicable. Dr. Bogart elected to take her 2021 service year retainer 50% in the form of cash ($45,000), and 50% in the form of Common Stock (480 shares). Mr. Engquist, Mr. Onorato and Mr. Runge elected to take their 2021 service year retainer 100% in the form of Common Stock (854, 1,014 and 960 shares, respectively). All such shares were issued on January 4, 2021 pursuant to the Company’s Non-Employee Director Stock Plan, which is a sub-plan of the Mohawk Industries, Inc. 2017 Incentive Plan (the “2017 Plan”). Fractional shares of Common Stock were paid in cash in the following amounts: $144.17 (Mr. Engquist), $177.95 (Mr. Onorato), $277.24 (Mr. Runge) and $138.62 (Dr. Bogart).

(2) The amounts reported in the Stock Awards column reflect the grant date fair value calculated in accordance with the provisions of the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification Topic 718, Compensation-Stock Compensation (“ASC 718”). The grant date fair value of the restricted stock units is equal to the number of units issued multiplied by the closing trading price of the Company’s stock on the day of grant. On January 4, 2021, each of the non-employee directors received 674 restricted stock units, with a grant date fair value of $133.56 per share. As of December 31, 2021, our non-employee directors held the following aggregate number of restricted stock units:

Restricted Stock Units (#)

Mr. Balcaen (4)	0

Mr. Bruckmann	1,357

Mr. Engquist	674

Mr. Onorato	1,357

Mr. Runge	1,357

Dr. Bogart	1,357

(3) Mr. Balcaen retired from the Board of Directors on May 20, 2021.

(4) In connection with Mr. Balcaen’s retirement from the Board of Directors, 1,357 restricted stock units were cancelled on May 20, 2021.

Employees of the Company or its subsidiaries who are also directors do not receive any fee or remuneration for services as members of the Board of Directors or any Committee of the Board of Directors. Mr. Burris joined the Board of Directors in February 2022 and did not receive compensation from the Company in 2021.

AUDIT COMMITTEE

Report of the Audit Committee of the Board of Directors of Mohawk Industries, Inc.

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent external audit firm retained to audit the Company’s financial statements (the “Audit Firm”). In connection with its responsibilities, the Audit Committee received the written disclosure from the Audit Firm, which is required by applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) regarding the Audit Firm’s communications with the Audit Committee concerning independence, discussed with the Audit Firm any relationships that may impact the objectivity and independence of the Audit Firm and satisfied itself as to the independence of the Audit Firm. In addition, the members of the Audit Committee considered whether the provision of services for the year ended December 31, 2021 described below under Principal Accountant Fees and Services was compatible with maintaining such independence. In conjunction with the mandated rotation of the Audit Firm’s lead engagement partner, the Audit Committee and its chairperson are directly involved in the selection of Audit Firm’s new lead engagement partner.

The Audit Committee members reviewed and discussed the audited consolidated financial statements for the year ended December 31, 2021 with management. The Audit Committee members also discussed with the Audit Firm the matters required to be discussed by the applicable requirements of the PCAOB and the SEC. Based upon these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC.

Audit Committee

Joseph A. Onorato-Chair

Bruce C. Bruckmann

John M. Engquist

William H. Runge III

Principal Accountant Fees and Services

The following table shows the fees rendered (in thousands) to the Audit Firm for the audit of the Company’s annual consolidated financial statements for 2021 and 2020, respectively, and fees billed for non-audit related services, tax services and all other services performed by the Company’s independent registered public accounting firm during 2021 and 2020, respectively. Management of the Company negotiates such fees for services with the Audit Firm, subject to the review and approval of the Audit Committee.

	2021	2020

Audit Fees (1)	9,131	10,106

Audit-Related Fees (2)	108	7

Tax Fees (3)	12	107

All Other Fees	66	41

	$9,317	$10,261

(1) Audit Fees refers to the audit and quarterly reviews of the consolidated financial statements, the audit of internal control over financial reporting, and fees for accounting consultations on matters reflected in the consolidated financial statements. Audit fees also include fees for other attest services required by statute or regulation (foreign or domestic), such as statutory audits in U.S. and non-U.S. locations. In 2021, Audit Fees were impacted by reduced work related to a putative securities class action lawsuit filed against the Company and related subpoenas issued by the U.S. Attorney’s Office for the Northern District of Georgia and the U.S. Securities and Exchange Commission. In 2020, Audit Fees were impacted by services related to our financing activities and work related to the aforementioned putative securities class action lawsuit filed against the Company and related subpoenas issued by the U.S. Attorney’s Office for the Northern District of Georgia and the U.S. Securities and Exchange Commission.

(2) Audit-Related Fees consist of attest services related to certain subsidiary financial reporting.

(3) Tax Fees consist principally of professional services rendered for tax compliance and tax consulting.

The Audit Committee has adopted a policy regarding the retention of the Company’s independent registered public accounting firm that requires pre-approval of all audit and audit-related, tax and non-audit related services by the chair of the Audit Committee, with subsequent approval by the full Audit Committee during the next scheduled meeting. The Audit Committee approved all audit and audit-related, tax and non-audit related services in 2021 and 2020.

PROPOSAL 2 — RATIFICATION OF SELECTION OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected KPMG LLP (“KPMG”) as the Company’s independent registered public accounting firm for the year ending December 31, 2022 and has directed that management submit the selection of the independent registered public accounting firm to Stockholders for ratification at the Annual Meeting. Representatives of KPMG are expected to be present at the meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Stockholder ratification of the selection of KPMG as the Company’s independent registered public accounting firm is not required by the Company’s Bylaws or otherwise. If the Stockholders fail to ratify the selection, the Audit Committee will reconsider whether to retain KPMG, but still may retain it. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it is determined that such a change would be in the best interests of the Company and its Stockholders.

The members of the Audit Committee and the Board of Directors believe that the continued retention of KPMG to serve as the Company’s independent registered public accounting firm is in the best interests of the Company and its investors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

COMPENSATION DISCUSSION AND ANALYSIS

The following section contains a detailed description of our compensation objectives and policies, the elements of the Company’s compensation program, and the material factors the Compensation Committee considered in setting the compensation of our named executive officers for 2021, who are listed below:

•	Jeffrey S. Lorberbaum, Chief Executive Officer;

•	James F. Brunk, Chief Financial Officer;

•	W. Christopher Wellborn, President and Chief Operating Officer;

•	Bernard P. Thiers, President – Flooring Rest of World;

•	Paul F. De Cock, President – Flooring North America; and

•	Frank H. Boykin, former Chief Financial Officer.

Executive Summary

The Company faced unique challenges in 2021 as the Company’s business and operations continued to be impacted by disruptions from the COVID-19 pandemic. During 2020, the Company completed actions prompted by the evolving COVID-19 pandemic to enhance future performance including site closings, other facility and product rationalizations and workforce reductions. These global actions delivered savings of approximately $110 million in the aggregate in 2020 and 2021, with costs of approximately $168 million. During 2021, inflation in materials, energy, transportation and labor impacted the Company’s profitability across all segments. The Company has, to some extent, offset the impact of inflationary pressures through multiple pricing actions across product categories and geographies; improved mix from sales of higher-value, differentiated products; and productivity gains in manufacturing and logistics. In this environment, the Company was able to invest approximately $676.1 million in capital projects to expand capacities, create differentiated products, and improve productivity. Throughout 2021, management has also remained focused on health and safety during the pandemic and has continued to take action to minimize exposure risk for the Company’s employees, suppliers, customers and other stakeholders. Notwithstanding the challenges posed during the year, the Company continues to maintain leading market positions with substantial resources, a broad product portfolio and a diverse geographic footprint.

As our businesses continue to innovate, introduce new products, improve productivity and expand geographically, we are pleased to report improved financial performance in 2021. Key metrics include: net sales were approximately $11.2 billion, an increase of 17.3% from the prior year or 16% on a constant currency and days basis; earnings per share (EPS) as reported was $14.94, up approximately 107% versus 2020; excluding unusual charges, EPS was $14.86*, up approximately 68% compared to 2020. For the full year, we generated free cash flow of approximately $633 million* and increased operating income approximately 110% year over year.

*

Please see our 2021 Annual Report that accompanies this Proxy Statement for additional information on the results of our operations for 2021 and a reconciliation of Non-GAAP financial measures contained in Annex A to this Proxy Statement.

The Company sets goals at the beginning of each year to establish expected payments at various levels of performance under the Company’s incentive plans, and the Compensation Committee considers our executives’ accomplishments when determining payouts. As discussed in detail below, as we significantly rely on performance metrics for determining our executive compensation, the compensation of our named executive officers was positively affected by our financial results in 2021 and our performance results in prior years.

Compensation Philosophy and Objectives

Our goal is to have a compensation program that enables us to attract, motivate, develop and retain highly qualified executives who will assist us in meeting our long-range objectives, thereby serving the interests of our stockholders. To meet these objectives, our executive leadership must be of the caliber and have the level of experience necessary to manage successfully our complex global business. We believe that, in order to do this effectively, our program must meet the following criteria:

•	create a strong link between the executive compensation and our annual and longer-term financial performance;

•	use performance-based incentive compensation to place significant amounts of our executive compensation at risk;

•	closely align our executives’ interests with those of our stockholders by making stock-based incentives an element of our executive compensation; and

•	provide our executives with total compensation opportunities at levels that are competitive for comparable positions at companies with whom we compete for talent.

Our determinations and assessments of executive compensation are primarily driven by two considerations: (i) market data based on the compensation levels, programs and practices of certain other peer companies, and (ii) Company and individual performance in specified areas, such as financial metrics and operational efficiency. We believe that market competitiveness and performance factors, considered together, provide a reasonable basis to assess executive performance and determine compensation levels that provide incentive to build value for our stockholders. As described below, we consider each of these areas in making our executive compensation decisions from setting base salaries to providing annual and longer-term rewards.

Market Data

We consider the compensation levels, programs and practices of certain other companies to assist us in setting our executive compensation so that it is market competitive. We review compensation data of a peer group that consists of companies of comparable size on both a revenue and market capitalization basis that are engaged, to varying degrees, in businesses similar to ours. We believe that we compete, to varying degrees, for business and talent with the companies in this peer group. The Compensation Committee considers the 50th percentile of the Company’s peer group as a guide for setting total direct compensation (base salary plus annual incentive plus long-term incentive) for our executives. For purposes of setting compensation levels for 2021, the peer group was comprised of the following companies (which differed from the peer group used for 2020, as described below)(1):

Builders FirstSource, Inc.* Carrier Global Corporation* Eastman Chemical Company Fortune Brands Home & Security JELD-WEN Holding, Inc.* Leggett & Platt Masco Corporation Newell Brands	Owens Corning PPG Industries, Inc. RPM International Inc.* The Sherwin-Williams Company Stanley Black & Decker, Inc. Trane Technologies plc* Whirlpool Corporation

(1)

Entities marked with an asterisk are new to the peer group for 2021. Armstrong Flooring and USG Corporation were removed from the peer group for 2021 based on data received from an analysis by Aon plc.

The Compensation Committee obtained information on the compensation levels, programs and practices of the companies within the peer group from market surveys periodically conducted by the Rewards Solutions practice at Aon plc (“Aon”), a compensation consultant engaged by the Company. In November 2021, the

Compensation Committee considered whether the work of Aon raised any conflict of interest. The Compensation Committee considered various factors and determined that with respect to executive and director compensation-related matters, no conflict of interest was raised by the work of Aon. The factors considered by the Compensation Committee included, but were not limited to, Aon’s representation to the Compensation Committee that fees unrelated to compensation work paid by the Company to Aon were less than 0.05% of Aon’s total revenues.

Company and Individual Performance Metrics

We rely significantly on performance-based measurements to determine the compensation earned by our executives. To customize our compensation program and recognize individual performance and contribution to the Company, we focus on goals relating to earnings per share (EPS), total stockholder return (TSR) and individual performance.

We select these financial and individual metrics for our incentive programs because we believe that they create appropriate incentives, aligned with those of our stockholders, to improve the operational efficiency and financial performance of the Company. We also believe they are good indicators of our overall performance, including whether the Company and its business units are achieving our annual or longer-term business objectives, and lead to the creation of long-term value for our stockholders.

Components of Our Compensation Program

Our executive compensation program consists primarily of the following integrated components: base salary, annual incentive awards and long-term incentive opportunities, which together comprise an executive’s total direct compensation.

Base salary provides our executive officers with a level of compensation consistent with their skills, experience and contributions in relation to comparable positions in the competitive marketplace. Base salary is set at the beginning of each calendar year and does not vary based on individual or business performance during the year or during prior periods. By contrast, the other components of our executives’ total direct compensation—the annual incentive awards and long-term incentive compensation—are at risk based on performance. The Compensation Committee reviews the base salaries of our executive officers annually and otherwise when an executive is promoted or has a significant change in duties or responsibilities. In addition, we also consider the executive’s experience for the position, differences in position and responsibilities relative to the peer group and the executive’s personal contribution to the financial and operational performance of the Company and our businesses.

For 2021, annual incentive awards were awarded under our Annual Incentive Plan. The Annual Incentive Plan provides a direct link between executive compensation and annual performance. Our executives’ annual incentive award is at risk based on how well the Company and our executives perform against annual performance goals. Awards made pursuant to the Annual Incentive Plan may be in the form of cash or restricted stock units. Restricted stock units granted under the Annual Incentive Plan vest ratably over three years following the grant date.

For 2021, equity incentive awards in the form of restricted stock units were awarded under the Company’s Senior Executive Long-Term Incentive Plan (the “LTIP”). The LTIP provides a link between executive compensation and our long-term performance, as the value of grants is based on total shareholder return for a three-year performance period and annual Company and business unit performance goals as well as personal performance goals. To determine the number of awards granted under the LTIP in February 2021, the total shareholder return was measured over the three-year period ending in 2020 and Company and business unit performance was measured against 2020 financial goals. The Compensation Committee also considered the individual performance of each executive officer in relation to the personal performance goals previously set by the Compensation Committee. Equity incentive awards vest ratably over three years following the grant date.

Awards made pursuant to the Annual Incentive Plan and the LTIP are governed by the Company’s 2017 Plan.

Our compensation program is complemented with limited perquisites and other executive benefits, including 401(k) matching contributions and severance benefits that the Compensation Committee believes are appropriate, individually and in the aggregate, to ensure our executive compensation program remains competitive.

Allocation of Total Direct Compensation

Just as our stockholders put their money at risk when they invest in our Company, we believe that a significant portion of our executives’ compensation should be at risk. For example, in 2021, assuming achievement of target performance objectives, approximately 71% of Mr. Lorberbaum’s total target direct compensation was at risk, and approximately 29% was paid as salary. Our other named executive officers had similar allocations of target salary and at-risk compensation for 2021: 67% of the principal compensation components for our named executive officers in the aggregate was at risk and tied to performance of our stock price and variable performance metrics. Based on the Company’s performance in 2021, approximately 34% of the total direct compensation actually paid to Mr. Lorberbaum was represented by his annual bonus award and approximately 43% of the total direct compensation actually paid to Mr. Lorberbaum was represented by his long-term incentive opportunity. By placing a significant portion of an executive’s annual pay at risk, the Compensation Committee believes that compensation is more directly related to performance and more closely links the financial interests of the executives and those of the stockholders.

Consideration of Last Year’s Advisory Stockholder Vote on Executive Compensation

At the 2021 Annual Meeting of Stockholders, holders of over 96% of the voted shares approved the compensation of the Company’s named executive officers. The Board and the Compensation Committee appreciate and value the views of our stockholders. In considering the result of this most recent advisory vote on executive compensation, the Compensation Committee concluded that the compensation paid to our executive officers and the Company’s overall pay practices continue to enjoy strong shareholder support. In light of this support, the Compensation Committee did not make material changes to our executive compensation program.

At the 2017 Annual Meeting of Stockholders, our stockholders expressed a preference that advisory votes on executive compensation be held on an annual basis. Consistent with this preference, the Board has implemented an advisory vote on executive compensation on an annual basis until the next required vote on the frequency of stockholder votes on the compensation of executive officers, which is scheduled to occur at the 2023 annual meeting.

Determination of Executive Officer Compensation

2021 Review of Compensation

As a guide in setting compensation for 2021, the Compensation Committee used the results of a survey by Aon of our peer group executive compensation in 2020. This assessment showed that for 2020, Mr. Lorberbaum, the Company’s Chief Executive Officer, received total direct compensation below the 50th percentile of the peer group, which is broken down as follows: base salary slightly above the 50th percentile of the peer group; total cash compensation, which includes base salary and annual cash incentive awards, below the 50th percentile of the peer group; and long-term incentive compensation below the 50th percentile of the peer group. Mr. Wellborn, the Company’s President and Chief Operating Officer, earned a base salary above the 50th percentile of the peer group, total cash compensation above the 50th percentile of the peer group and long-term incentive compensation below the 50th percentile of the peer group. Mr. Thiers earned a base salary at the 50th percentile of the peer group, total cash compensation, which includes base salary and annual cash incentive awards, at the 50th percentile of the peer group and long-term incentive compensation above the 50th percentile of the peer group. Mr. De Cock earned a base salary slightly above the 50th percentile of the peer group, total cash compensation, which includes base salary and annual cash incentive awards, slightly above the 50th percentile of the peer group and long-term incentive compensation below the 50th percentile of the peer group. The survey was conducted prior to Mr. Brunk’s appointment as the Company’s Chief Financial Officer in 2021.

In making its determinations of 2021 executive compensation, the Compensation Committee at its February 2021 meeting considered (i) the results of the Aon assessment discussed above and a tally sheet detailing the various elements of compensation for our named executive officers, including base salary and annual and long-term incentives, (ii) results of performance of our named executive officers against applicable financial and personal performance goals for 2020, and (iii) other factors described in “Compensation Philosophy and Objectives” above. Then, together with Mr. Lorberbaum’s recommendations for compensation for the named executive officers other than himself, the Compensation Committee made determinations concerning 2021 adjustments to base salaries and awards under the annual and long-term incentive compensation plans.

In April 2021, Mr. Boykin retired from his role as the Company’s Chief Financial Officer. In connection with his appointment as Chief Financial Officer in April 2020, the Compensation Committee determined that Mr. Boykin would receive an annualized base salary and would not participate in the Company’s short- or long-term incentive plans during 2020. Prior to resuming his position as Chief Financial Officer in April 2020, Mr. Boykin was serving as a consultant to the Company, and his payment for such services is included in the Summary Compensation Table. Because his retirement from the Company was announced prior to when 2021 executive officer compensation was determined, the compensation decisions made by the Compensation Committee in February 2021 described throughout this Compensation Discussion and Analysis are generally not applicable to Mr. Boykin. In connection with his retirement, Mr. Boykin received no additional cash compensation and the continued vesting of his remaining shares of restricted stock. He did not otherwise receive compensation from the Company after his retirement from the Company in 2021.

Also in April 2021, Mr. Brunk was appointed as the Company’s Chief Financial Officer. Before his appointment as Chief Financial Officer, Mr. Brunk was serving as the Company’s Chief Accounting Officer. Because his appointment as Chief Financial Officer was announced in April 2021, the compensation decisions made by the Compensation Committee in February 2021 and February 2020 described throughout this Compensation Discussion and Analysis are generally not applicable to Mr. Brunk.

Base Salary

Based on the Compensation Committee’s review of marketplace data, the economic conditions and other factors described above, base salaries for 2021 were adjusted in consideration of individual performance and consistent with Company-wide salary increases. Each named executive officer who was serving as an executive officer at the beginning of 2021 received a base salary increase of 2.50% over 2020, with the exception of Mr. De Cock, who received a base salary increase of 10.74% over 2020 as a result of merit-based evaluation by the Compensation Committee.

Annual Incentive Awards

As discussed above, the named executive officers are eligible to earn annual incentive awards under the Annual Incentive Plan. Pursuant to the plan, each of our named executive officers is eligible to participate in a bonus pool that is established based on the Company achieving a threshold level of performance, and which determines each named executive officer’s maximum bonus opportunity, subject to negative discretion by the Compensation Committee to determine the actual amount of annual incentive payouts, as described below. The governing parameters of the Annual Incentive Plans are as follows: (i) no annual incentive awards are payable under the plan unless the Company achieves positive consolidated adjusted operating income for the year; (ii) actual incentive awards earned by the named executive officers are based on the level of achievement of applicable performance goals established by the Compensation Committee; and (iii) each named executive officer has a maximum bonus award based on a percentage of the bonus pool (which we refer to as the “Maximum Pool Award”).

In 2021, we achieved the threshold financial goal of positive consolidated adjusted operating income. The bonus pool for 2021 performance was set by the Compensation Committee at approximately $7.5 million. For 2021, the Maximum Pool Award for each of Messrs. Lorberbaum and Wellborn was approximately $2.0 million and $1.86 million of the bonus pool, respectively, and the Maximum Pool Award for Messrs. Brunk, Thiers and De Cock was approximately $1.2 million of the bonus pool. Mr. Boykin did not participate in the Annual Incentive Plan for 2021. For 2021 performance, the Compensation Committee exercised its discretion to award less than the Maximum Pool Award for each named executive officer that participated in the Annual Incentive Plan.

As noted above, actual cash incentive awards earned by the named executive officers are determined based on performance against applicable performance goals established by the Compensation Committee and target incentive opportunities. In February 2021, the Compensation Committee established annual incentive award opportunity ranges for each of our named executive officers serving at the time, reflected as a percentage of each named executive officer’s 2021 base salary that would be payable based on performance against applicable goals related to adjusted EPS (“Incentive Plan Financial Goals”). The Annual Incentive Plan for 2021 included an award opportunity at the threshold, target and maximum performance levels.

Annual Incentive Award Opportunity (Percentage of Base Salary)

	Threshold	Target	Maximum

Jeffrey S. Lorberbaum	54%	90%	150%

W. Christopher Wellborn	54%	90%	135%

James F. Brunk	45%	75%	113%

Bernard P. Thiers	45%	75%	113%

Paul F. De Cock	45%	75%	113%

For 2021, the Compensation Committee established the Incentive Plan Financial Goals set forth in the following table to guide the Compensation Committee’s determination of actual bonus amounts under the Annual Incentive Plans. Calculations between the various performance levels are linear (which means they were determined using straight-line interpolation). For Messrs. Lorberbaum, Brunk and Wellborn, the Annual Incentive Plan Financial Goals related to Company EPS. For the President of the Flooring Rest of World segment (Mr. Thiers) and the President of Flooring North America (Mr. De Cock), the Annual Incentive Plan Financial Goals related to Company EPS and business unit EPS (collectively weighted at 25% and 75%).

2021 Incentive Plan Financial Goals

	Company EPS		Flooring Rest of World EPS(1)		Flooring North America EPS (1)

Threshold	$8.80		$2.91		$2.27

Target	$11.05		$3.75		$3.01

Maximum	$12.76		$4.25		$3.64

2021 Performance	$14.86	*	$5.42	*	$3.83	*

*	Adjustments were made to exclude the impact of miscellaneous non-operating expenses.

(1) Business unit EPS is determined by dividing the adjusted operating income for each applicable business unit, less an allocation for tax and interest expenses, by the number of weighted-average diluted common shares outstanding. Net earnings for the Flooring Rest of World segment include the net earnings attributable to our intellectual property licensing business, which for purposes of determining bonus payouts are not weighted as heavily as net earnings attributable to the segment’s commercial operations.

Based on the Company’s achievement of the Incentive Plan Financial Goals discussed above, our named executive officers earned the following annual incentive awards at the maximum level, as set forth in the table below (see also the “Non-Equity Incentive Plan” column of the Summary Compensation table in this proxy statement):

2021 Award under the Annual Incentive Plan

Jeffrey S. Lorberbaum	1,962,655

W. Christopher Wellborn	1,526,298

James F. Brunk	637,500

Bernard P. Thiers	780,653

Paul F. De Cock	821,250

Frank H. Boykin	n/a

Long-Term Incentive Plan

With respect to awards granted under the LTIP in the first quarter of 2021, the Compensation Committee determined that RSU awards would have two components: fixed and variable. The fixed component of the RSU grant was based on a percentage of each participant’s salary and not dependent on personal, Company or business unit performance. The variable component of the RSU grant was based on a combination of performance metrics related to total shareholder return and business unit performance as well as personal performance, as further described below. Awards granted under the LTIP vest ratably over the three-year period following the grant date. The Grants of Plan-Based Awards table included in this proxy statement shows the actual number of LTIP awards that each of our named executive officers received in 2021.

Fixed LTIP Component. In order to recruit and retain key executives, the Compensation Committee designed the plan in 2020 to include a fixed LTIP component based on a percentage of each participant’s 2020 base salary as follows:

RSUs Granted in 2021 based on Fixed Percentage of Participant’s 2020 Base Salary

Jeffrey S. Lorberbaum	2,598

James F. Brunk	770

W. Christopher Wellborn	2,245

Bernard P. Thiers	1,483

Paul F. De Cock	1,342

Frank H. Boykin	n/a

Variable LTIP Component. Similar to the Annual Incentive Plan, in order for 2021 awards to be granted under the variable component of the LTIP, the Company had to achieve positive adjusted consolidated operating income for 2020. Having achieved this threshold, the Compensation Committee evaluated the number of RSUs to grant to the named executive officers under the variable component of the LTIP based on (i) the Company’s stock performance over the three-year period ending in 2020 as compared to peer companies (“TSR Component”), (ii) business unit performance in 2020 (“Business Unit Component”), and (iii) personal performance objectives, each as described below, together with a qualitative assessment of Company and management performance during the performance period.

TSR Component. The financial goals for determining the number of stock awards granted in 2021 for the TSR Component of the Senior Executive LTIP were based on total shareholder return (TSR) over the three-year period ending in 2020 as compared to the S&P 500. To determine awards in 2020, the Compensation Committee assigned each participant a target value of stock awards (based on a percentage of 2020 base salary), which would be awarded if the Company achieved TSR at the 50th percentile of the S&P 500. The actual value of restricted stock units awarded could range from 50% to 200% of the target value subject to achieving TSR between the 25th and 75th percentile of the peer group. Calculations between the various performance levels are linear (which means they were determined using straight line interpolation).

The Company achieved the TSR at the 5th percentile of the peer group for the three-year period, which resulted in RSUs not being awarded in 2021 for the TSR Component in 2020, as set forth in the table below:

	Percentage of Base Salary Earned in RSUs
	TSR Below 25th Percentile	TSR at 25th Percentile	TSR at 50th Percentile	TSR at 75th Percentile

Jeffrey S. Lorberbaum	0%	25%	50%	100%

W. Christopher Wellborn	0%	25%	50%	100%

James F. Brunk	n/a	n/a	n/a	n/a

Bernard P. Thiers	0%	15%	30%	60%

Paul F. De Cock	0%	15%	30%	60%

Frank H. Boykin	n/a	n/a	n/a	n/a

Business Unit Component. The financial goals for determining the number of stock awards granted in 2021 for the Business Unit Component of the LTIP were based on Company and Business Unit EPS targets for 2020. The Compensation Committee assigned each participant a target value of stock awards (based on a percentage of 2020 base salary), which would be awarded if the Company or applicable Business Unit achieved the target EPS. The actual value of restricted stock units awarded could range from 0% to 200% of the target value in the case of Messrs. Lorberbaum and Wellborn and 0% to 140% of the target value in the case of Messrs. Thiers and De Cock. Calculations between the various performance levels are linear (which means they were determined using straight-line interpolation). The Business Unit Component of the LTIP based on Company and Business Unit EPS targets for 2020 was determined prior to Mr. Brunk’s appointment as the Company’s chief financial officer in 2021.

Business Unit Opportunity (Percentage of Base Salary)*

	Threshold	Target	Maximum

Jeffrey S. Lorberbaum	50%	100%	200%

W. Christopher Wellborn	50%	100%	200%

James F. Brunk	n/a	n/a	n/a

Bernard P. Thiers	35%	70%	140%

Paul F. De Cock	35%	70%	140%

Frank H. Boykin	n/a	n/a	n/a

*	Subject to Maximum Pool Award

For 2020, the Compensation Committee established the Business Unit EPS Goals set forth in the following table to guide the Compensation Committee’s exercise of discretion in determining actual RSU awards in 2021 under the Business Unit Component of the long-term incentive plans. Calculations between the various performance levels are linear (which means they were determined using straight-line interpolation). For Messrs. Lorberbaum, Wellborn and Brunk, the Incentive Plan Financial Goals consisted of the Company EPS. For

Mr. Thiers, the President of the Flooring Rest of World segment, and Mr. De Cock, the President of Flooring North America, the Incentive Plan Financial Goals consisted of the Company EPS and business unit EPS (collectively weighted at 25% and 75%).

2020 Business Unit Financial Goals

	Company EPS		Flooring Rest of World EPS(1)		Flooring North America EPS

Threshold	$8.85		$2.60		$2.18

Target	$10.40		$3.12		$2.66

Maximum	$12.00		$3.70		$3.08

2020 Performance	$8.83	*	$3.57	*	$1.41	*

*	Adjustments were made to exclude the impact of miscellaneous non-operating expenses.

(1) Business unit EPS is determined by dividing the adjusted operating income for each applicable business unit, less an allocation for tax and interest expenses, by the number of weighted-average diluted common shares outstanding. Net earnings for the Flooring Rest of World segment include the net earnings attributable to our intellectual property licensing business, which for purposes of determining bonus payouts are not weighted as heavily as net earnings attributable to the segment’s commercial operations.

Based on the 2020 business unit performance shown above, our named executive officers were awarded RSUs for the LTIP Business Unit Component as set forth in the table below.

	Performance Against Target	2021 RSUs Based on Business Unit EPS

Jeffrey S. Lorberbaum	85%	*

W. Christopher Wellborn	85%	*

James F. Brunk	85%	*

Bernard P. Thiers	114%	4,843

Paul F. De Cock	53%	*

While acknowledging that the 2020 Company EPS and Flooring North America EPS were not achieved other than with respect to Mr. Thiers, the Compensation Committee also considered a qualitative assessment of Company and management performance during 2020, which included effectively managing the Company through the initial stages of the pandemic, maintaining operations while minimizing exposure risk for the Company’s employees and other stakeholders, strengthening the Company’s balance sheet while continuing to generate strong cash flow and investing approximately $425 million in capital projects to introduce new product categories, enter new markets, expand capacity of constrained premium products and improve productivity. While the Compensation Committee analyzed the results for the full year, the Compensation Committee also considered the second half of 2020 on a stand-alone basis in making its determinations because of the significant and historically unique impact the pandemic had on Company performance and the global economy in the second quarter of 2020. With respect to Mr. De Cock, the Compensation Committee also considered his efforts in restructuring the Flooring North America division. In connection with its qualitative assessment of management’s performance, the Compensation Committee noted that many factors impacting Company performance were outside of management’s control, including the economic impact of the pandemic. Taking these items into account, as well as performance against other qualitative performance measures, the Compensation Committee determined to pay out awards at an adjusted level of performance in order to retain the Company’s management in a competitive market for talented executives.

Individual Performance Objectives. In February 2021, the Compensation Committee reviewed individual performance objectives and accomplishments for each of the named executive officers during 2020. The various objectives are particular to each individual officer and the Compensation Committee considers each officer’s personal contribution to the Company during the year when making its determinations for the variable LTIP component.

Qualitative Assessment of Variable Component. In conducting its qualitative assessment of management performance in 2020, the Compensation Committee considered the factors discussed above. Our named executive officers were awarded RSUs under the variable LTIP component as set forth in the table below. The number of stock awards ultimately granted was determined by dividing the named executive officer’s award value by the average daily closing prices for the Common Stock for the last thirty (30) consecutive trading days from and including February 10, 2021 (which is the date that is seven days before the February 2021 Compensation Committee meeting).

Variable LTIP Award Granted in 2021

Jeffrey S. Lorberbaum	8,226

W. Christopher Wellborn	7,632

James F. Brunk (1)	655

Bernard P. Thiers (2)	6,227

Paul F. De Cock	4,829

(1) Mr. Brunk was awarded 655 RSUs based on the performance metrics aligned with his role as the Company’s Chief Accounting Officer, which he held in 2020 prior to his appointment as the Company’s Chief Financial Officer.

(2) Includes the RSUs awarded for business unit performance referenced above.

In July 2021, after careful consideration and deliberation, the Compensation Committee granted RSUs to Messrs. De Cock and Thiers to reward them for their service and performance, to incentivize continued future performance, to encourage retention of their services and to further align their interest with those of the Company’s stockholders. The Compensation Committee granted 10,563 RSUs to Mr. De Cock and 5,282 RSUs to Mr. Thiers, with each award vesting ratably on the third, fourth and fifth anniversaries of the grant date.

Perquisites and Other Executive Benefits

Perquisites and other executive benefits are a part of our executives’ overall compensation and include access to health care and other benefits. We offer additional executive perquisites at the senior leadership level, including defined contribution matching benefits, health benefits and life insurance coverage benefits as referenced in the Summary Compensation Table.

Retirement Benefits and Deferred Compensation

Retirement benefits also fulfill an important role within our overall executive compensation objective because they provide a financial security component that promotes retention. We maintain the Mohawk Industries Retirement Savings Plan 2, a 401(k) retirement plan in which our named executive officers are eligible to participate, along with a substantial number of our employees.

We also maintain the Mohawk Industries, Inc. Senior Management Deferred Compensation Plan under which a select group of management or highly compensated employees, including our named executive officers, may elect to defer up to 25% of their pre-tax earnings and up to 100% of their year-end bonus payments and receive tax-deferred returns on those deferrals. The account balances in this plan are unfunded, and the participants have previously earned and voluntarily elected to defer these amounts in order to accumulate tax-deferred returns. We do not match contributions to the plan. Plan participants can allocate their account balances among the same investment options available under our qualified contribution retirement plan (other than investments in Company stock), which also accumulate on a tax-deferred basis.

Severance Pay Arrangements

Our named executive officers participate in our general employee severance plan which provides a specified number of weeks of severance pay based on continuous service time to the Company and the reason for termination of employment. Our named executive officers, other than Mr. De Cock and Mr. Thiers, are employees at-will and do not have long-term contracts with us. See “Employment Agreements with Named Executive Officers” for a description of our agreements with Mr. De Cock and Mr. Thiers, including severance benefits provided thereunder and “Potential Payments Upon Termination or Change in Control” for a quantification of the severance benefits.

Stock Ownership Guidelines and Hold Periods

Stock ownership guidelines are reviewed annually as part of the compensation planning process. The stock ownership goals for our executive officers are based on a multiple of the executive’s annual base salary. The ownership multiple for our CEO is five times annual base salary, for our COO is three times annual base salary, for our CFO and business segment leaders is two times annual base salary and for our other key position holders is one times annual base salary. Stock ownership guidelines provide that each executive is expected to meet this goal within five years of his or her initial participation in the Executive LTIP. In addition, our directors are expected to own five times their annual retainer within five years of their election. For purposes of our stock ownership guidelines, ownership includes shares of Common Stock, unvested RSUs and in-the-money options subject to time vesting. The stock ownership guidelines may require directors and executives to continue to hold awards or shares of Common Stock after the applicable vesting periods have expired.

As of April 1, 2022, all of our directors and executive officers have met their stock ownership requirements.

Policy on Hedging Transactions

The Company believes that hedging against losses in the Company’s shares by the Company’s leadership breaks the alignment between stockholders and management. Moreover, the Company is concerned that engaging in derivative transactions with respect to the Company’s securities may focus management attention on short-term performance and may enhance the risk that members of management—knowingly or unknowingly—trade in the Company’s securities while in the possession of material non-public information. Accordingly, the Company has adopted a policy that prohibits directors and officers from engaging in a variety of hedging transactions with respect to the Company’s common stock, including “short sales,” “short sales against the box,” and buying or selling put or call options. This anti-hedging policy does not extend to all employees of the Company but is limited to our directors and officers.

Compensation Risk Review

We have assessed the incentive compensation policies and practices for our employees and concluded that they do not create risks that are reasonably likely to have a material adverse effect on the Company. The Company’s compensation policies and practices were evaluated to ensure that they do not foster risk-taking above the level of risk associated with the Company’s business model.

EXECUTIVE COMPENSATION

Decisions and recommendations regarding the compensation of our executives are made by a three-member Compensation Committee composed entirely of independent directors, as determined by the Board of Directors. The following is a report of the Compensation Committee concerning our executive compensation policies for 2021.

Compensation Committee Report

The Compensation Committee of the Board of Directors oversees the compensation programs of the Company on behalf of the Board of Directors. In fulfilling its oversight responsibilities, the Compensation Committee reviewed and discussed with management of the Company the “Compensation Discussion and Analysis” included in this proxy statement and based on such review and discussions recommended to the Board of Directors that the “Compensation Discussion and Analysis” be included in this proxy statement and the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, as filed with the SEC.

Compensation Committee

William H. Runge III —Chair

Karen A. Bogart

Joseph A. Onorato

2021 Summary Compensation Table

The following table presents certain summary information concerning compensation paid or accrued by the Company for services rendered in all capacities during the years ended December 31, 2021, 2020, and 2019 for (i) the Principal Executive Officer and the Principal Financial Officer of the Company, (ii) the Company’s former Principal Financial Officer, and (iii) each of the three other most highly compensated executive officers of the Company (determined as of December 31, 2021) (collectively, the “Named Executive Officers”).

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards ($)		Non-Equity Incentive Plan Compensation ($)(1)	All Other Compensation ($)(2)	Total ($)

Jeffrey S. Lorberbaum Chief Executive Officer	2021	1,308,437		—	1,901,669	(3)	1,962,655	17,935	5,190,696
	2020	1,276,524		—	1,364,847		976,540	18,465	3,636,376
	2019	1,239,343		—	1,200,113		669,245	17,716	3,126,417

James F. Brunk (4) Chief Financial Officer	2021	566,667		—	791,464	(5)	637,500	13,698	2,009,329

W. Christopher Wellborn President and Chief Operating Officer	2021	1,130,591		—	1,735,290	(3)	1,526,298	15,881	4,408,060
	2020	1,103,016		—	1,179,476		843,807	15,701	3,141,999
	2019	1,070,889		—	1,037,001		578,280	14,678	2,700,848

Bernard P. Thiers (6) President — Flooring ROW	2021	736,491		—	2,357,675	(7)	780,653	—	3,874,818
	2020	773,490		—	933,752		764,710	—	2,471,952
	2019	693,626		—	857,441		535,931	—	2,086,998

Paul F. De Cock President — Flooring NA	2021	730,000		—	3,090,202	(7)	821,250	17,935	4,659,388
	2020	659,200		—	616,835		593,280	21,778	1,891,094
	2019	640,000		—	798,002		288,000	677,997	2,653,999

Frank H. Boykin (8) Former Chief Financial Officer	2021	787,500		—	—		—	3,412	790,912
	2020	1,912,500	(9)	—	—		—	283,182	2,195,682
	2019	162,482		—	538,821		—	738,718	1,440,021

(1) Represents the amount of incentive bonus earned under the Annual Incentive Plan. For more information regarding the Annual Incentive Plan, see “Compensation Discussion and Analysis.”

(2) Amounts for 2021 include 401(k) matching contributions and disability and insurance coverage benefits for Messrs. Lorberbaum, Brunk, Wellborn and De Cock. Amounts also include disability and insurance coverage benefits for Mr. Boykin and auto benefits for Messrs. Lorberbaum, Brunk, Boykin and De Cock. With respect to Mr. Boykin, amount includes compensation he received as a consultant for the Company during 2020 prior to his appointment as Chief Financial Officer. With respect to Mr. Wellborn, amount also includes payment for an annual physical.

(3) Represents restricted stock units awarded pursuant to the Senior Executive LTIP for performance during the period ended December 31, 2020 and awarded on March 4, 2021. The grant date fair value of the restricted stock units is equal to the number of units issued times the closing trading price of the Company’s stock on the grant date ($175.69).

(4) On April 1, 2021, Mr. Brunk was appointed as the Company’s Chief Financial Officer. He had previously served as the Company’s Corporate Controller and Chief Accounting Officer. Only Mr. Brunk’s compensation for 2021 is presented above, since Mr. Brunk was not a named executive officer in 2020 or 2019.

(5) Represents (i) restricted stock units awarded pursuant to the Executive Equity Incentive Plan for performance during the period ended December 31, 2020 and awarded on March 4, 2021 and (ii) restricted stock units granted on April 1, 2021, as a sign-on equity award in connection with Mr. Brunk’s promotion to Chief Financial Officer. The grant date fair value of the restricted stock units awarded pursuant to the Executive Equity Incentive Plan is equal to the number of units issued times the closing trading price of the Company’s stock on the grant date ($175.69). The grant date fair value of the restricted stock units awarded pursuant to Mr. Brunk’s sign-on equity award is equal to the number of units issued times the closing trading price of the Company’s stock on the grant date ($198.28).

(6) Mr. Thiers’ salary is paid in euro and calculated pursuant to his service agreement. Amounts reported in U.S. dollars fluctuate based on changes in foreign exchange rates. This amount represents the approximate dollar value of his base salary and annual incentive award, converted to U.S. dollars using the euro to dollar exchange rate of 1.13 for 2021, 1.21 for 2020 and 1.12 for 2019.

(7) Represents (i) restricted stock units awarded pursuant to the Senior Executive LTIP for performance during the period ended December 31, 2020 and awarded on March 4, 2021 and (ii) restricted stock units granted on July 28, 2021, to Mr. Thiers and Mr. De Cock, respectively, as retention awards. The grant date fair value of the restricted stock units awarded pursuant to the Senior Executive LTIP is equal to the number of units issued times the closing trading price of the Company’s stock on the grant date ($175.69). The grant date fair value of the restricted stock units awarded pursuant to Mr. Thier’s and Mr. De Cock’s retention awards are equal to the number of units issued times the closing trading price of the Company’s stock on the grant date ($189.91).

(8) Mr. Boykin served the Company as Chief Financial Officer through April 1, 2021. He had previously served as the Company’s Chief Financial Officer through his retirement on March 31, 2019, and continued to serve as a consultant to the Company following his retirement in March 2019 and until his appointment as Chief Financial Officer on April 15, 2020.

(9) Reflects an adjustment to Mr. Boykin’s reported base salary for the fiscal year ended December 31, 2020 to account for 8.5 months of base salary compensation, instead of 8 months as previously reported.

2021 Grants of Plan-Based Awards

Name	Grant Date	Estimated Future Payouts under Non-Equity Incentive Plans(1)			All Other Stock Awards: Shares of Stock Units (#)(2)	Grant Date Fair Value of Stock Awards($) (3)
		Threshold ($)	Target ($)	Maximum ($)

Jeffrey S. Lorberbaum	3/4/21	706,556	1,177,593	1,962,655	10,824	1,901,669

James F. Brunk(4)	3/4/21	255,000	425,000	637,500	1,425	250,358
	4/1/21				2,729	541,106

W. Chris Wellborn	3/4/21	610,519	1,017,532	1,526,298	9,877	1,735,290

Bernard P. Thiers	3/4/21	312,261	520,435	780,653	7,710	1,354,570
	7/28/21				5,282	1,003,105

Paul F. De Cock	3/4/21	328,500	547,500	821,250	6,171	1,084,183
	7/28/21				10,563	2,006,019

(1) Represents threshold, target and maximum bonus opportunities under the Annual Incentive Plan. The actual amount of incentive bonus earned by each Named Executive Officer in 2021 under the Annual Incentive Plan is reported under the Non-Equity Incentive Plan Compensation column in the “Summary Compensation Table.” Additional information regarding the design of the Annual Incentive Plan is included in the “Compensation Discussion and Analysis.”

(2) All RSUs were granted under the 2017 Plan.

(3) Represents the per unit grant date fair value of $175.69 on March 4, 2021, $198.28 on April 1, 2021 and $189.91 on July 28, 2021. The grant date fair value of RSUs is equal to the number of units issued times the closing trading price of the Company’s stock on the day of grant.

(4) Mr. Brunk’s estimated future payouts under non-equity incentive plans for 2021 are presented on a prorated basis, given Mr. Brunk’s promotion to Chief Financial Officer on April 1, 2021.

Employment Agreements with Named Executive Officers

On December 29, 2018, a wholly owned subsidiary of the Company entered into an employment agreement with Mr. De Cock, reflecting his promotion to President—Flooring North America. The agreement provides for an annual base salary of $730,000 and an annual bonus up to 112.5% of his base salary. On December 1, 2018, Mr. Paul De Cock received a grant of 7,809 RSUs (the “Special Award”), which are scheduled to vest and convert into shares on December 1, 2023. If Mr. Paul De Cock is terminated without “cause” or if Mr. Paul De Cock resigns for “good reason,” (i) the RSUs underlying the Special Award will continue to vest according to the original schedule and (ii) the Company will pay to Mr. De Cock an amount equal to two times his base salary plus two times his targeted annual cash bonus. Mr. De Cock is prohibited from competing with the Company or soliciting employees of the Company for two years following his separation from the Company. Mr. Paul De Cock’s employment agreement is for an indefinite term.

On February 9, 2009, the Company’s Mohawk International Services BVBA subsidiary and Comm. V. “Bernard Thiers” entered into a service agreement pursuant to which Mr. Thiers provides his services to the Flooring Rest of World segment. The 2009 agreement was renewed on March 11, 2014 and again on December 18, 2018. Pursuant to the agreement, Mr. Thiers received an annual base amount of $694,448 (€614,447) in 2021 and an annual retainer amount of $42,043 (€37,200). Mr. Thiers is also eligible for an annual bonus of up to 115% of the base amount. Unilin will reimburse all reasonable expenses incurred for services rendered to the Flooring Rest of World segment. The service agreement restricts Mr. Thiers from providing services to competing companies or soliciting employees or customers for two years following termination. The initial term of the renewed agreement expires on December 31, 2023. The agreement may be terminated (i) by the Company for serious cause at any time without liability, (ii) by the Company at any time other than for serious cause with payment to Mr. Thiers of 1.85 times his annual base amount or (iii) by the Company on 22 months’ notice. Pursuant to agreements dated March 7, 2014, March 9, 2015, March 1, 2016, March 7, 2017, March 5, 2018, March 4, 2019, March 4, 2020 and January 12, 2021 between the Company and Mr. Thiers, Mr. Thiers has agreed not to transfer any shares of Common Stock issued to Mr. Thiers upon the vesting of restricted stock units granted to Mr. Thiers on the agreement dates for a period of two years following the vesting dates.

Amounts in Euros have been converted to U.S. Dollars based on a 1.13 exchange rate for 2021.

Outstanding Equity Awards at 2021 Year-End

The following table sets forth information on outstanding equity awards for each of the Named Executive Officers on December 31, 2021.

	Stock Awards
Name	Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested (9)

Jeffrey S. Lorberbaum	2,894	(1)	$527,229
	7,387	(2)	1,345,764
	10,824	(3)	1,971,916

James F. Brunk	923	(4)	168,152
	1,224	(5)	222,988
	1,425	(3)	259,607
	2,729	(6)	497,169

W. Christopher Wellborn	2,500	(1)	455,450
	6,384	(2)	1,163,037
	9,877	(3)	1,799,392

Bernard P. Thiers	2,067	(1)	376,566
	5,054	(2)	920,738
	7,710	(3)	1,404,608
	5,282	(7)	962,275

Paul F. De Cock	1,924	(1)	350,514
	3,338	(2)	608,117
	7,809	(8)	1,422,644
	6,171	(3)	1,124,233
	10,563	(7)	1,924,367

Frank H. Boykin	1,299	(1)	236,652

(1) Restricted stock units granted on March 4, 2019, in connection with each executive’s long-term incentive plan award for 2018 and scheduled to vest ratably over three years on each of the first three anniversaries of the grant date.

(2) Restricted stock units granted on March 4, 2020, in connection with each executive’s long-term incentive plan award for 2019 and scheduled to vest ratably over three years on each of the first three anniversaries of the grant date.

(3) Restricted stock units granted on March 4, 2021, in connection with each executive’s long-term incentive plan award for 2020 and scheduled to vest ratably over three years on each of the first three anniversaries of the grant date.

(4) Restricted stock units granted on March 4, 2019, in connection with the Mr. Brunk’s long-term incentive plan award for 2018 and scheduled to vest fully on the third anniversary of the grant date.

(5) Restricted stock units granted on March 4, 2020, in connection with the Mr. Brunk’s long-term incentive plan award for 2019 and scheduled to vest fully on the third anniversary of the grant date.

(6) Restricted stock units granted on April 1, 2021, as a sign-on equity award in connection with Mr. Brunk’s promotion to Chief Financial Officer.

(7) Restricted stock units granted on July 28, 2021, as retention payments to Mr. Thiers and Mr. De Cock. The RSUs are scheduled to vest on ratably over three years on each of the third, fourth and fifth anniversary of the grant date.

(8) Restricted stock units granted on December 1, 2018, in connection with Mr. De Cock’s promotion to President of Flooring North America. The RSUs are scheduled to vest on December 1, 2023.

(9) Based on the closing trading price of the Common Stock on December 31, 2021 ($182.18).

2021 Option Exercises and Stock Vested

The following table sets forth certain information regarding option exercises and RSUs that vested during 2021:

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)

Jeffrey S. Lorberbaum	—		—	10,442	1,874,714

James F. Brunk	—		—	1,773	338,763

W. Christopher Wellborn	—		—	9,024	1,620,136

Bernard P. Thiers	62,495	(2)	6,756,800	6,312	1,126,846

Paul F. De Cock	—		—	4,625	823,309

Frank H. Boykin	—		—	2,914	528,789

(1) Based on the closing trading price on the applicable vesting dates.

(2) The following table provides details of the stock options exercised in 2021:

Name	Grant Date	Options Exercised	Exercise Date	Value Realized on Exercise ($)

Bernard P. Thiers	2/22/11	11,825	2/17/21	1,331,867
	2/22/11	11,510	2/19/21	1,318,586
	2/22/12	10,148	3/8/21	1,229,227
	2/22/12	29,012	12/1/21	2,877,120

2021 Nonqualified Deferred Compensation

Name	Executive Contributions in the Last FY ($)	Registrant Contributions in the Last FY ($)	Aggregate Earnings in Last FY ($)(1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at FYE($)(2)

Jeffrey S. Lorberbaum	—	—	—	—	—

James F. Brunk	—	—	144,213	—	1,314,213

W. Christopher Wellborn	—	—	320,237	—	3,198,684

Bernard P. Theirs	—	—	—	—	—

Paul De Cock	—	—	—	—	—

Frank H. Boykin	—	—	258,607	—	3,404,895

(1) Aggregate earnings are not included in the “Summary Compensation Table” because such earnings are not above-market or preferential interest rates.

(2) Includes amounts of employee contributions representing compensation earned and deferred in prior years that were reported in the Summary Compensation Table for the year in which earned or that would have been so reported if the officer had been a named executive officer in such year.

The Senior Management Deferred Compensation Plan is a nonqualified deferred compensation plan pursuant to which certain members of senior management of the Company, including the named executive officers, may elect to defer up to 25% of their annual base salary and up to 100% of their incentive cash bonus. Deferral elections are due before January 1 of each year, and are irrevocable. The Company directs a trustee to invest the assets which are held in an irrevocable rabbi trust. In order to provide for an accumulation of assets comparable to the contractual liabilities accruing under the plan, the Company may direct the trustee in writing to invest the assets held in the trust to correspond to the hypothetical investments made for participants in accordance with their direction. Deferred amounts are credited with earnings or losses based on the rate of return of mutual funds in which the assets are invested. The participant must make an election regarding payment terms at least twelve (12) months before payment, which may be either a lump sum, or annual installments of from two (2) to ten (10) years. If a participant dies before receiving the full value of the deferral account balances, the designated beneficiary would receive the remainder of that benefit. All accounts would be immediately distributed upon a change in control of the Company.

Equity Compensation Plan Information

The following table gives information about the Common Stock that may be issued under the Company’s existing equity compensation plans as of December 31, 2021:

Plan Category	Number of Shares to be Issued Upon Exercise of Outstanding Options		Weighted Average Exercise Price of Outstanding Options		Number of Shares Available for Future Issuance Under Equity Compensation Plan

Equity Compensation Plans Approved by Stockholders(1)	436,851	(2)	$0	(3)	2,381,961	(4)

Equity Compensation Plans Not Approved by Stockholders	—		—		—

(1) Includes the Mohawk Industries, Inc. 2017 Plan and 2012 Incentive Plan (the “2012 Plan”).

(2) All of such shares relate to restricted stock unit awards outstanding.

(3) Calculation does not include restricted stock units that convert to shares of Common Stock for no consideration.

(4) All of such shares are available for issuance pursuant to grants of full-value awards.

Potential Payments upon Termination of Employment or Change in Control

Each of our named executive officers, other than Messrs. De Cock and Thiers, are entitled to participate in the Company’s severance plan that is available to all employees. In addition, as described above under “Employment Agreements with Named Executive Officers” the Company is party to an employment agreement with Mr. De Cock and a service agreement with Mr. Thiers, each of which specify the payments and benefits to which such executives are entitled upon a termination of employment for specified reasons.

The following table shows the estimated value of benefits payable to each of the named executive officers other than Mr. Boykin (i) if their service had been terminated under various circumstances as of December 31, 2021, or (ii) upon a change in control of the Company as of December 31, 2021. The amounts shown in the table exclude accrued but unpaid base salary, unreimbursed employment-related expenses, accrued but unpaid vacation pay (which payments and reimbursements would be made to all salaried employees), distributions under our 401(k) retirement plan (which plan is generally available to all of our salaried employees), payments under the Company’s severance plan (which plan is generally available to all of our salaried employees), and the value of equity awards that were vested by their terms as of December 31, 2021. The table also excludes the named executive officers’ vested account balances under the Senior Management Deferred Compensation Plan (the estimated value of which is reflected above under “2021 Nonqualified Deferred Compensation”).

	Involuntary Termination ($)	Termination For Cause; Voluntary Resignation ($)	Death($)	Disability($)	Retirement($)	Change in Control($)

Jeffrey S. Lorberbaum
Value of Equity Acceleration	—	—	3,844,909(2)	3,844,909(2)	3,844,909(4)	3,844,909(2)
Insurance	—	—	1,308,437(3)	—	—	—

W. Christopher Wellborn
Value of Equity Acceleration	—	—	3,417,879(2)	3,417,879(2)	3,417,879(4)	3,417,879(2)
Insurance	—	—	1,130,591(3)	—	—	—

James F. Brunk
Value of Equity Acceleration	—	—	1,147,916(2)	1,147,916(2)	—	1,147,916(2)
Insurance	—	—	566,667(3)	—	—	—

Bernard P. Thiers
Cash Severance	1,284,729(1)	—	—	—	—	—
Value of Equity Acceleration	—	—	3,664,186(2)	3,664,186(2)	3,664,186(4)	3,664,186(2)

Paul De Cock
Cash Severance	2,555,000(1)	—	—	—	—	—
Value of Equity Acceleration	—	—	5,429,875(2)	5,429,875(2)	—	5,429,875(2)
Insurance	—	—	730,000(3)	—	—	—

Total	3,838,742	—	21,240,460	17,504,765	10,926,974	17,504,765

(1) With respect to Mr. Thiers, amount shown is 1.85 times his 2021 base salary, payable in a lump sum. For purposes of the table, we have assumed that the Company elects to terminate Mr. Thiers’ employment immediately in exchange for the lump sum disclosed above. Mr. Thiers is not entitled to any continuation of benefits during the 22-month notice period. With respect to Mr. De Cock, amount shown is the sum of (i) two times his 2021 base salary and (ii) two times his annual cash bonus that would have been paid at the target level for 2021, payable quarterly in eight equal installments following termination.

(2) Reflects the value of unvested options and RSUs that vest upon the designated event, in each case based on the closing market price of the Common Stock on December 31, 2021 ($182.18). Pursuant to the 2012 Plan and the 2017 Plan, unvested stock options and RSUs vest upon a change in control, assuming in the case of the 2012 Plan or the 2017 Plan that such awards are not assumed or otherwise equitably converted in connection with the change in control. If the awards are assumed or otherwise equitably converted in connection with the change in control, then the outstanding unvested stock options and RSUs granted under the 2012 Plan or the 2017 Plan will vest if the executive’s employment is terminated without cause or he resigns with good reason (as defined in the 2012 Plan or the 2017 Plan) within one year following the change in control. Under each of the plans, unvested stock options and RSUs vest upon the executive’s termination of employment due to death or disability.

(3) Reflects life insurance benefit equal to one times the then-current annual salary. The Company does not provide life insurance benefits to Mr. Thiers.

(4) Pursuant to the terms of the 2012 Plan and the 2017 Plan, an executive participating in the plan is eligible for retirement upon reaching the age of 60 following 10 years of continuous service to the Company. Upon retirement, any RSUs held by the executive continue to vest on their normal terms subject to forfeiture if the executive competes with the Company during the vesting period. Mr. Lorberbaum, Mr. Wellborn and Mr. Thiers are eligible for retirement.

CEO Pay Ratio

The following ratio compares the fiscal year 2021 annual total compensation of our median-paid employee (which we identified in 2020) with the fiscal year 2021 annual total compensation of Jeffrey S. Lorberbaum, our CEO. The pay ratio included below is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K (the “pay ratio rule”). We selected October 1, 2020 as the date to identify our median employee.

The compensation measure that we used in 2020 to identify our median employee was base wages paid to all employees other than our CEO, as reflected in our payroll records. This compensation measure was consistently applied to all our employees included in the calculation. We annualized base wages for all full-time employees. We did not annualize base wages for part-time employees.

As of October 1, 2020, we had a total of 40,660 worldwide employees, 18,965 of which resided in the United States. For purposes of identifying the median employee in 2020, we included all of our employees in the median employee analysis. We used exchange rates in effect as of December 31, 2020, to convert compensation data from the local currencies in which it was paid into U.S. dollars.

We calculated the annual total compensation for the median employee using the same methodology we use for our named executive officers as set forth in the Summary Compensation Table in this proxy statement. The annual total compensation of our CEO for fiscal year 2021 was $5,190,696 and the annual total compensation for fiscal year 2021 of our median employee was $36,391. The resulting ratio of the annual total compensation of our CEO to the annual total compensation of our median employee for 2021 is 143:1.

Certain Relationships and Related Transactions

The Company’s written Related Person Transaction Policy (the “Policy”) can be obtained from the Company’s website at ir.mohawkind.com under the heading “Investors” and the subheading “Corporate Governance.” The Policy includes guidelines for identifying, reviewing, approving and ratifying Related Person Transactions, as defined in the Policy. Related Person Transactions include any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Company was, is or will be a participant and the amount involved exceeds $120,000, and in which persons designated in the Policy had, have or will have a direct or indirect material interest. Related Person Transactions are submitted to the Audit Committee for consideration, approval or ratification, after consideration of the relevant facts and circumstances of a particular Related Person Transaction, including but not limited to: (i) the benefits to the Company; (ii) the impact on a director’s independence in the event the transaction involves a director or a person related to the director; (iii) the availability of other sources for comparable products or services; (iv) the terms of the transaction; (v) the terms available to unrelated third parties or to employees generally; and (vi) whether the potential Related Person Transaction is consistent with the Company’s Standards of Conduct and Ethics.

The son of Mr. Thiers, Yves Thiers, was an employee in the Company’s Flooring Rest of World segment, with $325,772 paid in compensation for 2021.

The son of Mr. Jeffrey Lorberbaum, Brian Lorberbaum, is an employee in the Company’s Flooring North America segment, with $193,302 paid in compensation for 2021.

Amounts in Euros have been converted to U.S. Dollars based on a 1.13 exchange rate for 2021.

Compensation Committee Interlocks and Insider Participation

During 2021, Dr. Bogart and Messrs. Onorato and Runge served as members of the Compensation Committee. None of the Compensation Committee members was, during 2021 or formerly, an officer or employee of the Company or any of its subsidiaries or had any relationship requiring disclosure under Item 404 of Regulation S-K. During 2021, none of the Company’s executive officers served as a member of the board of directors or compensation committee of any entity that had one or more executive officers serving as a member of the Company’s Board of Directors or Compensation Committee.

PROPOSAL 3 — ADVISORY VOTE ON EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Exchange Act, we are providing our stockholders with the opportunity to vote to approve, on an advisory (nonbinding) basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules.

As described in detail under the heading “Compensation Discussion and Analysis,” our executive compensation programs are designed to attract, motivate and retain our named executive officers, who are critical to our success. Under these programs, our named executive officers are rewarded for the achievement of specific annual, long-term and strategic goals, business unit goals, corporate goals, and the realization of increased stockholder value. Please read the “Compensation Discussion and Analysis” for additional details about our executive compensation programs, including information about the 2021 compensation of our named executive officers.

The Compensation Committee continually reviews the compensation programs for our named executive officers to ensure they achieve the desired goals of aligning our executive compensation structure with our stockholders’ interests and current market practices. We are asking our stockholders to indicate their support for our named executive officer compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we will ask our stockholders to vote for the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s Stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the “Compensation Discussion and Analysis,” the executive compensation tables and related narrative executive compensation disclosure in this proxy statement.”

The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or our Board of Directors. Our Board of Directors and our Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, they will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF PROPOSAL 3.

PRINCIPAL STOCKHOLDERS OF THE COMPANY

The following table sets forth certain information with respect to the beneficial ownership of the Common Stock as of March 17, 2022, by (i) each person who is known by the Company to beneficially own more than five percent (5%) of the outstanding shares of the Common Stock, (ii) each of the Company’s directors and nominees, (iii) each of the named executive officers, and (iv) all of the Company’s directors and executive officers as a group. Unless otherwise indicated, the holders listed below have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them.

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percent of Class

Jeffrey S. Lorberbaum (1)	10,252,851	16.1

Aladdin Partners, L.P. (2)	8,182,285	12.9

FMR, LLC (3)	5,960,350	9.4

The Vanguard Group (4)	5,875,192	9.2

BlackRock, Inc. (5)	4,327,188	6.8

Bruce C. Bruckmann	289,535	*

Bernard P. Thiers (6)	236,317	*

W. Christopher Wellborn	159,144	*

Paul De Cock	50,188	*

Joseph A. Onorato	19,314	*

James F. Brunk (7)	11,516

Karen A. Bogart	11,377	*

William H. Runge III	7,201	*

John M. Engquist	2,501	*

Jerry W. Burris	0	*

All directors and executive officers as a group (13 persons)	11,058,552	17.4

   * Less than one percent.

(1) The address of Mr. Lorberbaum is 160 South Industrial Boulevard, Calhoun, Georgia 30701. Includes 8,182,285 shares held by Aladdin Partners, L.P. (see footnote 2). Also includes 96,776 shares owned by The Alan S. Lorberbaum Family Foundation of which Mr. Lorberbaum is a trustee and may share voting and investment power. Includes 453,074 shares held by JSL Legacy Fund, L.P., 420,668 shares held by Dalton Fund, L.P.,19,140 shares held by Dalton Partners, L.P. and 49,200 shares held by MCL Family Funds Trust, over which Mr. Lorberbaum has voting and dispositive power. Includes 315,002 shares held by a family trust for the benefit of Mr. Lorberbaum over which Mr. Lorberbaum shares voting and dispositive power. Includes 140,000 shares owned by Cuddy Holdings LP (“Cuddy”). Mr. Lorberbaum owns one-third of the voting shares of Helm Management Corporation, which holds 1,646 shares and is the sole general partner of Cuddy, and may share voting and dispositive power with respect to all such shares. Includes 134,819 shares held by a family trust for the benefit of Ms. Suzanne Helen, Mr. Lorberbaum’s sister, 396,435 shares held by SLH Partners, L.P. and 32,253 shares held by SLH Fund, L.P., over all three of which Ms. Helen has voting and dispositive power. Mark Lorberbaum, Mr. Lorberbaum’s brother, and Ms. Helen each owns one-third of the voting shares of Helm Management Corporation, which is the sole general partner of Cuddy, and may share voting and dispositive power with respect to all such shares. Mr. Lorberbaum disclaims beneficial ownership of all shares described above to the extent he does not have a pecuniary interest. Includes 194 shares held in the Company’s 401(k) Plan and 11,359 shares directly held.

(2) The address of Aladdin Partners, L.P. is 160 South Industrial Boulevard, Calhoun, Georgia 30701. ASL Management Corp. is a general partner of Aladdin Partners, L.P. and shares voting and investment power with respect to these shares. Mr. Lorberbaum is the owner of 100% of the outstanding voting stock of ASL

Management Corp. and may share voting and investment power with respect to these shares. Each of ASL Management Corp. and Mr. Lorberbaum disclaim beneficial ownership of the shares held by Aladdin Partners, L.P. to the extent they do not have a pecuniary interest.

(3) Based upon an amended Schedule 13G filed with the SEC on February 9, 2022 by FMR, LLC. The address of FMR, LLC is 245 Summer Street, Boston, Massachusetts 02210.

(4) Based upon an amended Schedule 13G filed with the SEC on February 10, 2022 by The Vanguard Group. The address of The Vanguard Group is 100 Vanguard Blvd. Malvern, PA 19355.

(5) Based upon an amended Schedule 13G filed with the SEC on February 1, 2022 by BlackRock, Inc. The address of BlackRock is 55 East 52nd Street, New York, New York 10055.

(6) Includes 130,106 shares held by a family limited partnership.

(7) Includes 185 shares held in the Company’s 401(k) Plan.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than ten percent of the Company’s Common Stock, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Directors, executive officers and greater than ten percent stockholders are required by SEC regulation to timely furnish the Company with copies of all Section 16(a) reports they file. Steven H. Lee was appointed as the Company’s Chief Accounting Officer and Corporate Controller on April 1, 2021. Mr. Lee’s initial statement of beneficial ownership on Form 3 was filed on April 12, 2021.

CORPORATE GOVERNANCE

General

The Board of Directors and the Governance Committee consider the experience, skills and characteristics of candidates for Board membership as well as for each Board member on an annual basis. The Board and the Governance Committee seek the most capable directors and candidates who possess the appropriate characteristics, skills and experience to make a significant contribution to the Board, the Company and its stockholders. The Board considers gender, race, nationality, language skills and other personal characteristics in this process. Assuming the election of all nominees at the Annual Meeting, the Board will consist of seven men and one woman, seven of whom identify as Caucasian and one of whom identifies as racially diverse. The Board and the Governance Committee have been and continue to be committed to including highly qualified women and individuals from minority groups, as well as individuals with diverse or non-traditional backgrounds, skills, and experiences, in the pool of candidates for Board membership. Diversity considerations are an important part of the director candidate search process, and the Board believes that the skills and backgrounds collectively represented among its membership should reflect the gender, racial, ethnic and global diversity of the Company’s stockholders, employees and customers. While the Board and the Governance Committee have consistently and actively sought out diverse candidates for Board membership in the past, in 2021, the Governance Committee engaged a third-party consultant to further assist in identifying highly qualified director candidates with diverse characteristics and backgrounds. This search process resulted in the Governance Committee’s recommendation and the Board’s appointment of Mr. Burris as a director in February 2022. The Board and the Governance Committee will continue to monitor and self-assess the experience, skills and characteristics, including diversity characteristics, of Board members and candidates on an annual basis. In addition, the Board and the Committee are committed to further expanding diversity on the Board going forward.

The Company’s Board of Directors is well qualified, and each director has the requisite experience, skills and characteristics to serve on the Board. Among or in addition to the backgrounds and experiences described in “Director, Director Nominee and Executive Officer Information”:

•	Mr. Lorberbaum, our Chairman and CEO, brings over 30 years of management and executive experience in the flooring industry and is a significant stockholder.

•

Mr. Wellborn, our President and Chief Operating Officer, brings over 30 years of experience in the manufacturing and finance sectors, with approximately 20 years as an executive in the flooring industry.

•

Dr. Bogart brings broad executive experience, including in the consumer products sector and in Asia, with domestic and multi-national public and private companies in various industries, together with service on another public company board of directors.

•	Mr. Bruckmann brings significant experience in corporate finance and capital markets, together with service on other public company boards of directors.

•

Mr. Burris brings significant executive leadership experience in management of global manufacturing operations and related processes, such as supply chain management, quality control and product development, together with service on another public company board of directors.

•	Mr. Engquist brings significant executive and board experience with a public integrated equipment services company, including service as a Chief Executive Officer, President and Executive Chairman.

•

Mr. Onorato brings significant executive and financial experience with public, global manufacturing companies, including service as both a Chief Financial Officer and as a Treasurer, together with service on another public company board of directors.

•

Mr. Runge brings extensive experience working with companies to transform operations, catapult growth and accelerate results, together with experience serving as an independent advisor, a CFO, COO, CEO and Controller in the manufacturing, distribution and service industries.

The Board of Directors has determined that a combined Chairman and Chief Executive Officer position is most appropriate for the Company at this time. Mr. Lorberbaum has served in this combined role since 2004. The Board of Directors believes that Mr. Lorberbaum, who is also a significant stockholder of the Company, has efficiently conducted the business and affairs of the Company and believes that he has provided effective leadership and guidance as the Chairman in the management of the Company’s risk profile and pursuit of its strategic goals. The Board of Directors does not have one independent lead director; rather, the Board has determined that each of the three independent chairs of the Audit, Compensation and Governance Committees will also provide Board leadership by presiding at the Board’s executive sessions on a rotating basis.

Each member of the Board of Directors is required to submit his or her resignation to the Board of Directors upon the expiration of the term of service in which his or her 75th birthday occurs. Similarly, each director is required to submit his or her resignation upon a failure to receive a majority of the votes cast in any uncontested election for which they are a nominee. In each case, the Board of Directors is not required to accept such resignation, and the Board of Directors will consider a variety of factors when determining whether any director might continue his or her service on the board.

The Board of Directors provides oversight of the financial, operational, legal and other business risks to the Company on an ongoing basis. Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. The Company faces a number of risks, including economic, financial, cybersecurity, legal and regulatory risks and others, such as the impact of competition. Management is responsible for the day-to-day management of the risk that we face, while the Board, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, the Board is responsible for satisfying itself that the Company’s risk management processes are adequate and functioning as designed.

While the Board is ultimately responsible for risk oversight, the Audit Committee has primary responsibility for the financial, legal, cybersecurity and other operational risks, and the Compensation Committee assesses the risks associated with our compensation practices. Each of the committees of the Board routinely reports to the full Board on material issues considered by such committee, which may include issues of risk.

Nomination Process for the Board of Directors

The Governance Committee evaluates candidates for the Board of Directors identified by its members, other Board members, as well as the Company’s management and stockholders. The Governance Committee from time to time may also retain a third-party executive search firm to identify qualified candidates for membership on the Board of Directors. A stockholder who wishes to recommend a prospective nominee for consideration by the Governance Committee should follow the procedures set forth below under “Stockholder Proposals.”

Once the Governance Committee has identified a prospective nominee, it makes an initial determination as to whether to conduct a full evaluation. In evaluating a prospective nominee, the Governance Committee may consider among other things, the following criteria: the ability of the prospective nominee to represent the interests of the stockholders; the prospective nominee’s standards of integrity, commitment and independence of thought and judgment; the prospective nominee’s ability to dedicate sufficient time, energy and attention to the performance of his or her duties; the extent to which the prospective nominee contributes to the range of talent, skill and expertise of the Board of Directors; and the extent to which the prospective nominee helps the Board of Directors reflect the gender, racial, ethnic and global diversity of the Company’s stockholders, employees and customers.

After completing the evaluation, the Governance Committee makes a recommendation to the Board of Directors.

Communication with Directors

The Board of Directors has established a process by which interested parties may send communications to members of the Board of Directors, including the non-management directors. Interested parties wishing to send communications to members of the Board of Directors should write to the Mohawk Board of Directors at P.O. Box 963, Calhoun, Georgia 30703. Interested parties should indicate whether the communication is directed to all Board members or only non-management Board members. The Company’s Secretary will relay all communications to all members of the Board or non-management directors as directed by the writer. For other information related to interested party opportunities to communicate with members of the Board of Directors (including the Company’s policy with respect to attendance of directors at annual stockholder meetings), visit the Company’s website at ir.mohawkind.com.

Availability of Information

The Board of Directors has adopted (i) written charters for each of the Audit Committee, the Compensation Committee and the Governance Committee, (ii) Corporate Governance Guidelines and (iii) the Mohawk Industries, Inc. Standards of Conduct and Ethics. Each of these documents is available on the Company’s website at ir.mohawkind.com under the heading “Investors” and the subheading “Corporate Governance” and will be made available in print to any stockholder who requests it.

Financial Statements

Consolidated financial statements for the year ended December 31, 2021, independent registered public accounting firm’s reports and management’s discussion and analysis may be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021.

STOCKHOLDER PROPOSALS

Any proposal that a stockholder desires to include in the Company’s proxy statement for presentation at the 2023 Annual Meeting must be received by the Company at Mohawk Industries, Inc., P.O. Box 12069, 160 South Industrial Boulevard, Calhoun, Georgia 30703, Attention: Secretary, on or before December 2, 2022 and must comply with the requirements of SEC Rule 14a-8. In addition, any stockholder who intends to present a director nomination or other proposal at the 2022 Annual Meeting, other than through inclusion in the Company’s proxy statement pursuant to SEC Rule 14a-8, must provide the Company with advance notice of such nomination or other stockholder proposal no earlier than December 2, 2022, and no later than January 1, 2023 and must provide all of the information specified under the Company’s Bylaws. A copy of our bylaws may be obtained by written request at Mohawk Industries, Inc., P.O. Box 12069, 160 South Industrial Boulevard, Calhoun, Georgia 30703, Attention: Secretary.

OTHER MATTERS

The Board of Directors knows of no other matters to be brought before the Annual Meeting. However, if any other matters are properly brought before the Annual Meeting or are incidental to the conduct of the Annual Meeting, the persons appointed in the accompanying proxy intend to vote the shares represented thereby in accordance with their best judgment.

The Company will bear the cost of the solicitation of proxies on behalf of the Company. Directors, officers and other employees of the Company may, without additional compensation except for reimbursement for actual expenses, solicit proxies by mail, in person or by telecommunication. The Company has retained Georgeson Shareholder to assist in the solicitation of proxies for a fee of not more than $11,500 plus expenses. The Company will reimburse brokers, fiduciaries, custodians and other nominees for out-of-pocket expenses incurred in sending the Company’s proxy materials to, and obtaining instructions relating to such materials from, beneficial owners.

As permitted by the Exchange Act, only one copy of this proxy statement or Notice is being delivered to stockholders residing at the same address, unless the stockholders have notified the Company of their desire to receive multiple copies. This is known as householding. The Company will promptly deliver, upon oral or written request, a separate copy of the materials to any stockholder residing at an address to which only one copy was mailed. Requests for additional copies for the current year or future years should be directed to Deby Barnes-Forbus by phone at (706) 624-2246 or by mail at 160 South Industrial Boulevard, Calhoun, Georgia 30701. Stockholders of record residing at the same address and currently receiving multiple copies of the proxy statement or Notice may contact our registrar and transfer agent, American Stock Transfer & Trust Company (“AST”), to request that only a single copy of the materials be mailed in the future. Contact AST by phone at 800-937-5449 or by mail at 6201 15th Avenue, Brooklyn, NY 11219. Beneficial owners should contact their broker, bank or other nominee.

If your shares are held in the name of a brokerage firm, bank nominee or other institution, only it can sign a proxy card with respect to your shares. Accordingly, please contact the person responsible for your account and give instructions for a proxy card to be signed representing your shares.

A list of stockholders entitled to be present and vote at the Annual Meeting will be available at the Company’s offices at 160 South Industrial Boulevard, Calhoun, Georgia 30701, for inspection by the stockholders during regular business hours from May 9, 2022, to the date of the Annual Meeting. The list also will be available during the Annual Meeting for inspection by stockholders who are present.

If you cannot be present in person, you are requested to vote promptly by internet. Or, if you requested a paper copy of your materials, you may complete, sign, date and return the enclosed proxy. An envelope has been provided for that purpose. No postage is required if mailed in the United States.

R. DAVID PATTON

Vice President-Business Strategy,

General Counsel and Secretary

Calhoun, Georgia

April 1, 2022

Annex A

Non-GAAP Reconciliation

Reconciliation of Non-GAAP Measures

Reconciliation of Net Earnings Attributable to Mohawk Industries, Inc. to Adjusted Net Earnings Attributable to Mohawk Industries, Inc. and Adjusted Diluted Earnings Per Share Attributable to Mohawk Industries, Inc.; Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow

(Amounts in thousands, except per share data)

	For the Years Ended December 31,
	2021	2020

Net earnings attributable to Mohawk Industries, Inc.	$1,033,159	$515,595

Adjusting items:

Restructuring, acquisition and integration-related and other costs	23,118	166,817

Acquisitions purchase accounting, including inventory step-up	1,749	—

Resolution of foreign non-income tax contingencies	(6,211)	—

Income tax effect on resolution of foreign non-income tax contingencies	2,302	—

One-time tax planning election	(22,163)	—

Income taxes	(4,626)	(51,740)

Adjusted net earnings attributable to Mohawk Industries, Inc.	$1,027,328	$630,672

Adjusted diluted earnings per share attributable to Mohawk Industries, Inc.	$14.86	$8.83

Weighted-average common shares outstanding—diluted	69,145	71,401

Net cash provided by operating activities	$1,309,119	$1,769,839

Less: Capital expenditures	676,120	425,557

Free cash flow	$632,999	$1,344,282

Reconciliation of Non-GAAP Measures

Reconciliation of Operating Income to Adjusted Operating Income

(Amounts in thousands)

	For the Years Ended December 31,
	2021	2020

Operating Income	$1,335,011	$636,002

Adjustment to operating income:

Restructuring, acquisition and integration-related costs	23,637	163,479

Acquisition purchase accounting (inventory step-up)	1,749	—

Adjusted Operating Income	$1,360,397	$799,481

Net Sales	11,200,613	9,552,197

Operating income as a percent of net sales	11.9%	6.7%

Reconciliation of Operating Income to Adjusted EBITDA

(Amounts in thousands)

	For the Years Ended December 31,
	2021	2020

Operating Income	$1,335,011	$636,002

Other income (expense)	12,234	752

Net (income) loss attributable to noncontrolling interests	(389)	(132)

Depreciation and amortization (1)	591,711	607,507

EBITDA	$1,938,567	$1,244,129

Restructuring, acquisition and integration-related and other costs	14,700	145,153

Acquisitions purchase accounting, including inventory step-up	1,749	—

Resolution of foreign non-income tax contingencies	(6,211)	—

Adjusted EBITDA	$1,948,805	$1,389,282

Net Sales	11,200,613	9,552,197

Adjusted EBITDA as a percent of net sales	17.4%	14.5%

(1) Includes $8,417 of accelerated depreciation in fiscal year 2021 and $21,662 of accelerated depreciation in fiscal year 2020.

The Company supplements its condensed consolidated financial statements, which are prepared and presented in accordance with US GAAP, with certain non-GAAP financial measures. As required by the Securities and Exchange Commission rules, the tables above present a reconciliation of the Company’s non-GAAP financial measures to the most directly comparable US GAAP measure. Each of the non-GAAP measures set forth above should be considered in addition to the comparable US GAAP measure, and may not be comparable to similarly titled measures reported by other companies. The Company believes these non-GAAP measures, when reconciled to the corresponding US GAAP measure, help its investors as follows: Non-GAAP revenue measures that assist in identifying growth trends and in comparisons of revenue with prior and future periods and non-GAAP profitability measures that assist in understanding the long-term profitability trends of the Company’s business and in comparisons of its profits with prior and future periods.

The Company excludes certain items from its non-GAAP revenue measures because these items can vary dramatically between periods and can obscure underlying business trends. Items excluded from the Company’s non-GAAP revenue measures include: foreign currency transactions and translation and the impact of acquisitions.

The Company excludes certain items from its non-GAAP profitability measures because these items may not be indicative of, or are unrelated to, the Company’s core operating performance. Items excluded from the Company’s non-GAAP profitability measures include: restructuring, acquisition and integration-related and other costs, acquisition purchase accounting, including inventory step-up, release of indemnification assets and the reversal of uncertain tax positions.

Reconciliation of Non-GAAP Measures

Reconciliation of Segment Operating Income to Adjusted Segment Operating Income

(Amounts in thousands)

	For the Years Ended December 31,
Global Ceramic	2021	2020

Operating income	$403,135	$167,731

Adjustment to segment operating income:
Restructuring, acquisition and integration-related costs	2,627	65,843

Adjusted segment operating income	$405,762	$233,574

	For the Years Ended December 31,
Flooring NA	2021	2020

Operating income	$407,577	$147,442

Adjustment to segment operating income:

Restructuring, acquisition and integration-related costs	16,888	50,897

Adjusted segment operating income	$424,465	$198,339

	For the Years Ended December 31,
Flooring ROW	2021	2020
Operating income	$571,126	$366,934

Adjustment to segment operating income:

Restructuring, acquisition and integration-related costs	2,911	41,098

Acquisitions purchase accounting (inventory step-up)	1,749	—

Adjusted segment operating income	$575,786	$408,032

PROXY MOHAWK INDUSTRIES, INC. CALHOUN, GEORGIA ANNUAL MEETING OF STOCKHOLDERS THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned stockholder of Mohawk Industries, Inc., a Delaware corporation (“Mohawk”), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, and hereby appoints James F. Brunk and R. David Patton, and each of them, proxies, with full power of substitution, for and in the name of the undersigned, to vote all shares of Mohawk Common Stock which the undersigned is entitled to vote on all matters which may come before the 2022 Annual Meeting of Stockholders (the “Annual Meeting”) of Mohawk Industries, Inc. to be held on Thursday, May 19, 2022 at 10:00 a.m. local time, at 160 South Industrial Blvd., Calhoun, Georgia 30701, and at any adjournment or postponements thereof, unless otherwise specified herein. The proxies, in their discretion, are further authorized to vote for the election of a person to the Board of Directors if any nominee named herein becomes unable to serve or for good cause will not serve, are further authorized to vote on matters which the Board of Directors does not know a reasonable time before making the proxy solicitation will be presented at the Annual Meeting, and are further authorized to vote on other matters which may properly come before the Annual Meeting and any adjournments thereof. (Continued and to be signed on the reverse side.)

MOHAWK ANNUAL MEETING INDUSTRIES, OF STOCKHOLDERS OF INC. PROXY VOTING May 19, INSTRUCTIONS 2022 INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page. Vote online until 11:59 PM EDT the day before the meeting. MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible. IN PERSON - You may vote your shares in person by attending the Annual Meeting. If you plan to attend the Annual Meeting in person, present this admission ticket and photo identification at the registration desk. Please see COMPANY NUMBER the proxy statement for additional information on how to attend the meeting and vote in person. GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you ACCOUNT NUMBER can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access. NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at ir.mohawkind.com/proxy-materials Please detach along perforated line and mail in the envelope provided IF you are not voting via the Internet. 00003330330000000000 9 051922 PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x The Board of Directors recommends a vote FOR all nominees listed. This Proxy, when properly executed, will be voted in the manner directed by 1. The successors election are of three elected Directors and qualified for a term of three years and until their the undersigned stockholder. If no direction is made, this Proxy will be voted in FOR AGAINST ABSTAIN accordance with the recommendation of the Board of Directors. The proxies Joseph A. Onorato cannot vote your shares unless you sign and return this Proxy or provide voting instructions by telephone or internet. William H. Runge III THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF W. Christopher Wellborn MOHAWK INDUSTRIES, INC. AND MAY BE REVOKED BY THE STOCKHOLDER PRIOR TO ITS EXERCISE. The Board of Directors recommends a vote FOR proposals 2 and 3. 2. The ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm 3. Advisory vote to approve executive compensation, as disclosed in the Company’s Proxy Statement for the 2022 Annual Meeting of Stockholders JOHN SMITH 1234 MAIN STREET APT. 203 NEW YORK, NY 10038 To indicate change your the new address address on your in the account, address please space check above. the Please box at note right and that changes this method. to the registered name(s) on the account may not be submitted via Signature of Stockholder Date: Signature of Stockholder Date: Note: title Please as such. sign exactly If the signer as your is a name corporation, or names please appear sign on full this corporate Proxy. When name shares by duly are authorized held jointly, officer, each giving holder full should title as sign. such. When If signer signing is a as partnership, executor, please administrator, sign in attorney, partnership trustee name or by guardian, authorized please person. give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting of To Be Held On: May 19, 2022 at 10:00 a.m. local time at 160 South Industrial Blvd., Calhoun, Georgia 30701 COMPANY NUMBER JOHN SMITH 1234 MAIN STREET ACCOUNT NUMBER APT. 203 NEW YORK, NY 10038 CONTROL NUMBER This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting. If you want to receive a paper or e-mail copy of the proxy materials you must request one. There is no charge to you for requesting a copy. To facilitate timely delivery please make the request as instructed below before 5/9/22. Please visit ir.mohawkind.com/proxy-materials where the following materials are available for view: Notice of Annual Meeting of Stockholders Proxy Statement Form of Electronic Proxy Card Annual Report on Form 10-K TO REQUEST MATERIAL: TELEPHONE: 888-Proxy-NA (888-776-9962) 718-921-8562 (for international callers) E-MAIL: info@astfinancial.com WEBSITE: https://us.astfinancial.com/OnlineProxyVoting/ProxyVoting/RequestMaterials TO VOTE: ONLINE: To access your online proxy card, please visit www.voteproxy.com and follow the on-screen instructions or scan the QR code with your smartphone. You may enter your voting instructions at www.voteproxy.com up until 11:59 PM Eastern Time the day before the meeting date. IN PERSON: You may vote your shares in person by attending the Annual Meeting. If you plan to attend the Annual Meeting in person, present this admission ticket and photo identification at the registration desk. Please see the proxy statement for additional information on how to attend the meeting and vote in person. MAIL: You may request a card by following the instructions above. 1. The successors election are of three elected Directors and qualified for a term of three years and until their Joseph A. Onorato William H. Runge III W. Christopher Wellborn The Board of Directors recommends a vote FOR proposals 2 and 3. 2. The ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm 3. Advisory vote to approve executive compensation, as disclosed in the Company’s Proxy Statement for the 2022 Annual Meeting of Stockholders Please note that you cannot use this notice to vote by mail.

ANNUAL MEETING OF STOCKHOLDERS OF MOHAWK INDUSTRIES, INC. May 19, 2022 GO GREEN e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access. NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are Please available at sign, ir.mohawkind. date com/proxy-materials and mail your proxy card in the envelope provided as soon as possible. Please detach along perforated line and mail in the envelope provided. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x This Proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder. If no direction is made, this Proxy will be voted in accordance with the recommendation of the Board of Directors. The proxies cannot vote your shares unless you sign and return this Proxy or provide voting instructions by telephone or internet. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF MOHAWK INDUSTRIES, INC. AND MAY BE REVOKED BY THE STOCKHOLDER PRIOR TO ITS EXERCISE. 00003330330000000000 9 051922 1. The successors election are of three elected Directors and qualified for a term of three years and until their Joseph A. Onorato William H. Runge III W. Christopher Wellborn The Board of Directors recommends a vote FOR proposals 2 and 3. 2. The ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm 3. Advisory vote to approve executive compensation, as disclosed in the Company’s Proxy Statement for the 2022 Annual Meeting of Stockholders FOR AGAINST ABSTAIN indicate changes your to the new registered address name(s) in the address on the account space above may not . Please be submitted note that via this method. Signature of Stockholder Date: Signature of Stockholder Date: full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.